                                                                    EXHIBIT 10.8



                                   THE ATRIUM

                                  OFFICE LEASE

                                 by and between

                                 NORFOLK ATRIUM,

                        a California limited partnership,

                                    as Lessor

                                       and

                                NETGRAVITY, INC.,

                             a Delaware corporation,

                                    as Lessee


                                TABLE OF CONTENTS


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1.      SUMMARY OF LEASE PROVISIONS ...................................    1
2.      PREMISES DEMISED ..............................................    2
3.      TERM ..........................................................    2
4.      POSSESSION.....................................................    4
5.      RENT ..........................................................    4
6.      SECURITY DEPOSIT...............................................    5
7.      PERIODIC COST OF LIVING, PROJECT TAXES AND OPERATING EXPENSE
        ADJUSTMENTS....................................................    6
8.      USE............................................................   11
9.      COMPLIANCE WITH LAWS...........................................   12
10.     ALTERATIONS AND ADDITIONS......................................   13
11.     REPAIRS........................................................   14
12.     LIENS..........................................................   14
13.     ASSIGNMENT AND SUBLETTING......................................   15
14.     HOLD HARMLESS..................................................   17
15.     SUBROGATION....................................................   17
16.     LESSEE'S INSURANCE.............................................   18
17.     SERVICES AND UTILITIES.........................................   18
18.     RULES AND REGULATIONS..........................................   19
19.     HOLDING OVER...................................................   20
20.     ENTRY BY LESSOR................................................   20
21.     RECONSTRUCTION.................................................   20
22.     DEFAULT........................................................   21
23.     REMEDIES UPON DEFAULT..........................................   22
24.     EMINENT DOMAIN.................................................   23
25.     OFFSET STATEMENT; MODIFICATIONS FOR LENDER.....................   23
26.     PARKING........................................................   23
27.     AUTHORITY .....................................................   24
28.     SURRENDER OF PREMISES..........................................   24
29.     LESSOR DEFAULT AND MORTGAGEE PROTECTION........................   25
30.     RIGHTS RESERVED BY LESSOR......................................   25
31.     EXHIBITS.......................................................   25
32.     WAIVER.........................................................   25
33.     NOTICES........................................................   25
34.     JOINT OBLIGATIONS..............................................   26


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
35.     MARGINAL HEADINGS .............................................   26
36.     TIME...........................................................   26
37.     SUCCESSORS AND ASSIGNS.........................................   26
38.     RECORDATION....................................................   26
39.     QUIET POSSESSION ..............................................   26
40.     LATE CHARGES; ADDITIONAL RENT AND INTEREST.....................   26
41.     PRIOR AGREEMENTS...............................................   26
42.     INABILITY TO PERFORM...........................................   26
43.     ATTORNEYS' FEES ...............................................   27
44.     SALE OF PREMISES BY LESSOR.....................................   27
45.     SUBORDINATION/ATTORNMENT.......................................   27
46.     NAME...........................................................   27
47.     SEVERABILITY...................................................   27
48.     CUMULATIVE REMEDIES............................................   27
49.     CHOICE OF LAW..................................................   27
50.     SIGNS..........................................................   27
51.     GENDER AND NUMBER..............................................   28
52.     CONSENTS.......................................................   28
53.     BROKERS .......................................................   28
54.     SUBSURFACE AND AIRSPACE .......................................   28
55.     COMMON AREA....................................................   28
56.     LABOR DISPUTES.................................................   28
57.     REASONABLENESS.................................................   29
58.     LESSEE'S FINANCIAL STATEMENTS..................................   29
59.     LESSOR NOT A TRUSTEE...........................................   29
60.     MERGER.........................................................   29
61.     NO PARTNERSHIP OR JOINT VENTURE................................   29
62.     LESSOR'S RIGHT TO PERFORM LESSEE'S COVENANTS...................   29
63.     PLANS..........................................................   29
64.     RIGHT OF FIRST OPPORTUNITY.....................................   29
65.     WAIVER OF JURY.................................................   30
66.     JOINT PARTICIPATION............................................   30
67.     COUNTERPARTS...................................................   30

                                   THE ATRIUM

                                  OFFICE LEASE

For and in consideration of rentals, covenants, and conditions hereinafter set forth, Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the herein described Premises for the term, at the rental rate specified herein and subject to and upon all of the terms, covenants and agreements set forth in this lease ("Lease"):

1.  SUMMARY OF LEASE PROVISIONS.

    a. LESSEE:  NETGRAVITY, INC., a Delaware corporation ("Lessee").

    b. LESSOR: NORFOLK ATRIUM, a California limited partnership ("Lessor").

    c. DATE OF LEASE (FOR REFERENCE PURPOSES ONLY): August 5, 1998.

    d. PREMISES: That certain office space commonly known as 1900 South
       Norfolk Street, Suite 150, San Mateo, California, and shown cross-hatched on the reduced floor plan attached hereto as Exhibit "A," consisting of approximately twenty-six thousand five hundred two (26,502) square feet of Rentable Area ("the Premises"). (ARTICLE 2)

    e. TERM: Eighty-four (84) months. (ARTICLE 3)

    f. COMMENCEMENT DATE: As defined in Exhibit "C" attached hereto. (ARTICLE 3)

    g. LEASE TERMINATION: The date which is eighty-four (84) months following the Commencement Date ("Expiration Date"), unless sooner terminated pursuant to the terms of this Lease. (ARTICLE 3)

    h. BASE RENT: Eighty-Six Thousand Six Hundred Sixty-One and 54/100ths Dollars ($86,661.54) per month (based upon Three and 27/100ths Dollars ($3.27) per month per square foot of Rentable Area in the Premises); subject to increase on each anniversary of the Commencement Date occurring during the Term, including, without limitation, during the Extended Term, if applicable (except on the commencement of such Extended Term, when Base Rent shall be adjusted in accordance with
       Article 3.b. below), to equal one hundred three percent (103%) of the monthly Base Rent in effect immediately prior to such adjustment date. (ARTICLE 5)

    i. SECURITY DEPOSIT: See Article 6. (ARTICLE 6)

    j. LESSEE'S PERCENTAGE SHARE: Sixteen and 37/100ths percent (16.37%). (ARTICLE 7)

    k. BASE EXPENSES: Eight Dollars ($8.00) per square foot per year of Rentable Area within the Building. (ARTICLE 7)

    1. PARKING: Non-Exclusive right to use no more than three and one-half (3.5) unreserved, uncovered spaces per each one thousand (1,000) square feet of Rentable Area in the Premises (rounded to the nearest whole number) without charge during the Term, subject to the provisions of
       Article 26. (ARTICLE 26)

    m. ADDRESSES FOR NOTICES:

       Lessor:  c/o Maxim Property Management
                350 Bridge Parkway
                Redwood City, California 94065-1517
                Attn: Mr. Sanford Diller
                Telephone No.: (650) 596-5300
                Fax No.: (650) 596-5377

                with a concurrent copy to:

                c/o Maxim Property Management
                350 Bridge Parkway
                Redwood City, California 94065-1517
                Attn: Ms. Vicki Mullins
                Telephone No.: (650) 596-5300
                Fax No.: (650) 596-5377
                and with a concurrent copy to the
                Project Management Office at:

                1900 South Norfolk Street, Suite 230
                San Mateo, California 94403
                Attn: Property Manager
                Telephone No.: (650) 570-6619
                Fax No.: (650) 570-4380

       Lessee:  Prior to Commencement Date:     Following Commencement Date
                NetGravity, Inc.                NetGravity, Inc.
                1700 South Amphlett Blvd.,      1900 South Norfolk Street,
                Suite 250                       Suite 150
                San Mateo, California 94402     San Mateo, California 94403
                Attn: Chief Financial Officer   Attn: Chief Financial Officer
                Telephone No.: (650) 655-2586   Telephone No.: _______________
                Fax No.: (650) 655-2259         Fax No.: _____________________

    n. BROKERS: BT Commercial, as Lessor's broker, and The Staubach Company, as Lessee's broker. (ARTICLE 53)

    o. LESSEE IMPROVEMENT ALLOWANCE: Eight and 50/100ths Dollars ($8.50) per square foot of Rentable Area in the Premises. (EXHIBIT "C")

    p. SUMMARY PROVISIONS IN GENERAL.  Parenthetical references in this
Article 1 to other articles in this Lease are for convenience of reference, and designate some of the other Lease articles where applicable provisions are set forth. All of the terms and conditions of each such referenced article shall be construed to be incorporated within and made a part of each of the above referred to Summary of Lease Provisions. If any conflict exists between any Summary of Lease Provisions as set forth above and the balance of the Lease, then the latter shall control.

2. PREMISES DEMISED. Lessor does hereby lease to Lessee and Lessee hereby leases from Lessor the Premises described in Article 1.d., subject, nevertheless, to all of the terms and conditions of this Lease. Notwithstanding anything to the contrary contained in this Lease, the Premises shall be deemed for all purposes of this Lease to contain the amount of Rentable Area specified in Article 1.d. above, notwithstanding any deviation in actual Rentable Area of the Premises from such amount. Calculation of the actual "Rentable Area" of the Building and Project shall be performed by Lessor's architect in accordance with Building measurement standards, which calculation shall be conclusive and binding upon Lessor and Lessee. The Premises is approximately as shown as cross-hatched on the floor plan(s) attached hereto as Exhibit "A". As used in this Lease, the term "Building" shall mean the building at the address listed in Article 1.d.
above in which the Premises is located. The Building is situated upon the parcel(s) of land shown on Exhibit "B" attached hereto (collectively, the "Parcel"). The Building and the "Exterior Common Area" (as defined in Article 55 below) and all other improvements as now or hereafter located on the Parcel, if any, are herein sometimes referred to collectively as the "Project".

3.   TERM; OPTION TO EXTEND.

     a. TERM. The term of this Lease shall be for the period designated in Article 1.e., commencing on the Commencement Date and ending on the Expiration Date set forth in Article 1.g., unless sooner terminated pursuant to this Lease ("Term"). The expiration or sooner termination of the Lease is hereinafter referred to as "Lease Termination".

     b. OPTION TO EXTEND. Lessee shall have the option to extend the Term for a period of sixty (60) months immediately following the expiration of the initial Term (the "Extended Term"), on all provisions contained in this Lease (subject to adjustment of Base Rent upon the commencement of the Extended Term as described below, and except for such terms and conditions of this Lease as are specifically or by their operation limited to the initial Term only (including, without limitation, Exhibit "C" attached hereto and provisions respecting construction of Lessee Improvements and payment of a Lessee Improvement Allowance) and except that Lessee shall have no further right or option to extend the term upon the expiration of the Extended Term), by giving notice of exercise of the option (the "Option Notice") to Lessor at least twelve (12) months but not more than eighteen (18) months before the expiration of the then applicable Term.

     Lessor's ability to plan for the orderly transaction of its rental business, to accommodate the needs of other existing and potential tenants, and to enjoy the benefits of increasing rentals at such times as Lessor is able to do so in its sole and absolute discretion, are fundamental elements of Lessor's willingness to provide Lessee with the option to extend contained herein. Accordingly, Lessee hereby acknowledges that strict compliance with the notification provisions contained herein, and Lessee's strict compliance with the time period for such notification contained herein, are material elements of the bargained for exchange between Lessor and Lessee and are material elements of Lessee's consideration paid to Lessor in exchange for the grant of the option. Therefore, Lessee's failure to adhere strictly and completely to the provisions and time frame contained in this provision shall render the option automatically null, void and of no further force or effect, without notice, acknowledgement, or any action of any nature or sort, required of Lessor. Lessee acknowledges that no other act or notice, other than the express written notice set forth hereinabove, shall act to put Lessor on notice of Lessee's intent to extend, and Lessee hereby waives any claims to the contrary, notwithstanding any other actions of Lessee during the Term of this Lease or any statements, written or oral, of Lessee to Lessor to the contrary during the Term of this Lease. Notwithstanding the foregoing, if Lessee is in default (after the expiration of any applicable period for cure pursuant to Article 22 below) on the date of giving the Option Notice, the Option Notice shall be totally ineffective, or if Lessee is in default (after the expiration of any applicable period for cure pursuant to Article 22 below) on the date the Extended Term is to commence, in addition to any and all other remedies available to Lessor under this Lease, at Lessor's election, the exercise of the option shall be deemed null and void, the Extended Term shall not commence, and this Lease shall expire at the end of the Term.

     The option to extend granted pursuant hereto is personal to original Lessee signatory to this Lease and cannot be assigned, transferred or conveyed to, or exercised for the benefit of, any other person or entity (voluntarily, involuntarily, by operation of law or otherwise) including, without limitation, to any assignee or subtenant permitted under Article 13, other than a "Permitted Transferee" (as defined in Article 13). All of Lessee's rights under this Article 3.b. shall terminate upon the expiration of the initial Term or sooner termination of this Lease.

     The parties shall have thirty (30) days after Lessor receives the Option Notice in which to agree upon the Base Rent to be payable during the Extended Term. The Base Rent payable during the Extended Term shall be an amount equal to the then current "Fair Market Rental Value" (defined below) of the Premises at the time of commencement of the proposed Extended Term. However, in no event shall the Base Rent during the Extended Term be less than the Base Rent payable at the expiration of the initial Term. The term "Fair Market Rental Value" of the Premises as used in this Lease shall mean the then prevailing fair market rent for the Premises as of the commencement of the Extended Term. In determining such rate, the parties may consider non-sublease lease renewal transactions for first class office space comparable in size and quality to the Premises, if any, located in the San Mateo/Foster City area and located in the Building and other buildings comparable in size and quality to the Building in which the Premises is located, and taking into consideration all other factors normally considered when determining fair market rental value (including, without limitation, the duration of the Extended Term), provided that the parties shall not consider the then value of any alterations or improvements to the Premises made by Lessee at Lessee's cost.

     Upon determination of the Fair Market Rental Value for the Premises, the parties shall immediately execute an amendment to this Lease stating the Base Rent to be paid during the Extended Term. In the event Lessee has retained the services of a real estate broker to represent Lessee during the negotiations in connection with the Extended Term, it is expressly understood that Lessor shall have no obligation for the payment of all or any part of a real estate commission or other brokerage fee to Lessee's real estate broker in connection with the Extended Term. Lessee shall be solely responsible for payment of fees for services rendered to Lessee by such broker in connection with the Extended Term.

     If the parties are unable to agree, in their sole and absolute discretion, on the Fair Market Rental Value for the Premises within such thirty (30) day period, then the Fair Market Rental Value for the Extended Term shall be determined as follows:

     a. Following the expiration of such thirty (30) day period, Lessor and Lessee shall meet and endeavor in good faith to agree upon a licensed commercial real estate agent with at least seven (7) years full-time experience as a real estate agent active in leasing of commercial office buildings in the area of the Premises to appraise and set the Fair Market Rental Value for the Extended Term. If Lessor and Lessee fail to reach agreement upon such agent within fifteen (15) days following the expiration of such thirty (30) day period, then, within fifteen (15) days thereafter, each party, at its own cost and by giving notice to the other party, shall appoint a licensed commercial real estate agent with at least seven (7) years full-time experience as a real estate agent active in leasing of commercial office buildings in the area of the Premises to appraise and set the Fair Market Rental Value for the Extended Term. If a party does not appoint an agent within fifteen (15) days after the other party has given notice of the name of its agent, the single agent appointed shall be the sole agent and shall set the Fair Market Rental Value for the Extended Term. If there are two (2) agents appointed by the parties as stated above, the agents shall meet within ten (10) days after the second agent has been appointed and attempt to set Fair Market Rental Value for the Extended Term. If the two
(2) agents are unable to agree on such Fair Market Rental Value within fifteen (15) days after the second agent has been appointed, they shall, within fifteen (15) days after the last day the two (2) agents were to have set such Fair Market Rental Value, attempt to select a third agent who shall be a licensed commercial real estate agent meeting the qualifications stated above. If the two (2) agents are unable to agree on the third agent within such fifteen (15) day period, either Lessor or Lessee may request the President of the local chapter of the Society of Industrial and Office Realtors (SIOR) or a then equivalent organization if SIOR is not then in existence to select a third agent meeting the qualifications stated in this subsection. Each of the parties shall bear one-half (1/2) of the cost of appointing the third agent and of paying the third agent's fee. No agent shall be employed by, or otherwise be engaged in business with or affiliated with, Lessor or Lessee, except as an independent contractor.

     b. Within fifteen (15) days after the selection of the third agent, a majority of the agents shall set the Fair Market Rental Value for the Extended Term. If a majority of the agents are unable to set such Fair Market Rental Value within the stipulated period of time, each agent shall make a separate determination of such Fair Market Rental Value and the three (3) appraisals shall be added together and the total shall be divided by three
(3). The resulting quotient shall be the Fair Market Rental Value for the Premises for the Extended Term. If, however, the low appraisal and/or high appraisal is/are more than twenty percent (20%) lower and/or higher than the middle appraisal, the low appraisal and/or the high appraisal shall be disregarded. If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2), and the resulting quotient shall be Fair Market Rental Value for the Extended Term. If both the low appraisal and the high appraisal are disregarded as stated in this subsection, the middle appraisal shall be the Fair Market Rental Value for the Extended Term.

     c. Each agent shall hear, receive and consider such information as Lessor and Lessee each care to present regarding the determination of Fair Market Rental Value for the Extended Term and each agent shall have access to the information used by each other agent. Upon determination of the Fair Market Rental Value for the Extended Term, the agents shall immediately notify the parties hereto in writing of such determination by certified mail, return receipt requested. Notwithstanding anything to the contrary contained herein, in the event the Fair Market Rental Value is determined by appraisal by licensed commercial real estate agent(s) as provided herein, Lessee shall have the right to rescind its exercise of the option to extend the Term by the Extended Term by written notice delivered to Lessor within fifteen (15) days following Lessee's receipt of notice of such determination, in the event of which rescission, notwithstanding anything to the contrary contained in the foregoing, (i) Lessee shall be solely responsible for all costs of such appraisal process (including, without limitation, fees and costs of all real estate agents in such appraisal process), and (ii) Lessee shall have no further right or option to extend the Lease Term and the Lease Term shall expire at the end of the initial eighty-four (84) month Term.

4.   POSSESSION.

     a. CONSTRUCTION OF IMPROVEMENTS/DELAY IN POSSESSION. Lessor and Lessee agree to the provisions set forth in the work letter attached hereto as Exhibit "C" ("Work Letter"), if any. Lessee agrees that its construction within the Premises of the improvements described in the Work Letter (the "Lessee Improvements") shall be upon and subject to the provisions thereof. The parties acknowledge that the Premises is presently vacant and available for occupancy by Lessee and, accordingly, agree that Lessor shall have delivered possession of the Premises to Lessee upon the execution of this Lease by Lessee and Lessor. However, if for any reason whatsoever, Lessor cannot deliver possession of the Premises to Lessee by such date, this Lease shall not be void or voidable, nor shall Lessor be liable to Lessee for any loss or damage resulting therefrom.

     b. EARLY POSSESSION. Notwithstanding that Lessee shall occupy the Premises prior to the Lease Commencement Date for purposes of construction of the Lessee Improvements, this Lease shall be fully effective from and after the date of the execution of this Lease by Lessee and Lessor. Lessee's occupancy of the Premises following the delivery of possession of the Premises to Lessee by Lessor and prior to the Commencement Date shall be subject to all terms and conditions of this Lease other than Lessee's obligation for payment of monthly Base Rent and Excess Expenses.

     c. CERTIFICATES AND LICENSES. Prior to occupancy, Lessee shall provide to Lessor the certificate(s) of insurance required by Article 16 and a copy of all licenses and authorizations that may be required for the lawful operation of Lessee's business upon the Premises, including any City business licenses as may be required.

     d. CONDITION OF PREMISES ON DELIVERY. Lessee acknowledges that except as specifically otherwise provided in this Lease, (i) the lease of the Premises by Lessee pursuant hereto shall be on in its present "AS IS" condition, in the broadest sense of that term, with all faults, if any, (ii) neither Lessor nor any employee, representative or agent of Lessor has made any representation or warranty, express or implied, with respect to the Premises or any other portion of the Project, and (iii) Lessor shall have no obligation to improve or alter the Premises or Project for the benefit of Lessee. Without regard to Lessee's particular use of, or Alterations to, the Premises, upon the delivery of possession of the Premises to Lessee shall be in "broom clean" condition, free of debris, and the HVAC, electrical, plumbing, lighting and integrated Building mechanical systems serving the Premises shall be in good working condition. In the event it is established within sixty (60) days following delivery of possession of the Premises that, other than as a result of work necessitated by Lessee's particular use of, or Lessee Improvements or Alterations to, the Premises, the HVAC, electrical, plumbing, lighting and/or integrated Building mechanical systems serving the Premises were not in good working condition as of the delivery of possession of the Premises, Lessor shall promptly thereafter commence and diligently prosecute to completion the work necessary to restore such systems to working order (provided that Lessor shall not be responsible for any increased costs of performance of such work resulting from Lessee's particular use (as opposed to mere general office use) of, or Lessee Improvements or Alterations to, the Premises). Without regard to Lessee's particular use of, or Alterations (including, without limitation, the Lessee Improvements) to, the Premises, to Lessor's actual knowledge, as of the delivery of possession, the Premises shall comply with the all applicable laws (as enforced upon the execution of this Lease; the parties hereby acknowledging that the foregoing reference to "as enforced" shall be deemed to relate to changes in the manner of interpretation and/or enforcement of the requirements of current laws as opposed to a failure of governmental authorities to have identified pre-existing non-compliance with applicable laws in effect upon the execution of this Lease) other than any pre-existing non-compliance where compliance work is not presently required to be performed (as opposed to pre-existing non-compliance where compliance work is legally mandated even in the absence of subsequent improvements, alterations or change in use). If it is determined following the delivery of possession that upon the delivery of possession the Premises was not in compliance with all applicable laws (as enforced upon the execution of this Lease) where the correcting compliance work was required to be performed as of the execution of this Lease (as opposed to pre-existing non-compliance where compliance work was not legally mandated in the absence of subsequent improvements, alterations or change in use), then Lessor shall promptly thereafter commence and diligently prosecute to completion, at Lessor's expense, the work necessary to cause such compliance (provided that Lessor shall not be responsible for any increased costs of causing such compliance resulting from Lessee's particular use (as opposed to mere general office use) of, or Alterations (including, without limitation, the Lessee Improvements) to, the Premises).

5. RENT. Lessee agrees to pay to Lessor as rental for the Premises, without offset, deduction, prior notice or demand, the monthly Base Rent designated in Article 1.h., as the same may be adjusted from time to time in accordance therewith and (as to adjustment of Base Rent upon the commencement of the Extended Term, if applicable), in accordance with Article 3.b. above. Base Rent shall be payable monthly in advance on or before the first day of each calendar month during the Term, except that Base Rent for the first full calendar month during the

Term shall be paid upon the execution of this Lease, and if the Commencement Date is other than the first day of a calendar month, Base Rent for the initial partial calendar month during the Term shall be prorated and paid upon the Commencement Date. Base Rent for any period during the Term which is for less than one (1) month shall be prorated based upon a thirty (30) day month. Base Rent and all other amounts owing to Lessor pursuant to this shall be paid to Lessor in lawful money of the United States of America which shall be legal tender at the time of payment, at the office of the Project, or to such other person or at such other place as Lessor may from time to time designate in writing.

6.   SECURITY DEPOSIT.

     a. Concurrent with the execution of this Lease, Lessee has deposited with Lessor an unconditional, irrevocable letter of credit (the "Letter of Credit") in favor of Lessor in an amount equal to the "L C Amount" (as hereinafter defined) in form and from an issuer reasonably acceptable to Lessor, having an expiration date not sooner than one (1) year following the date thereof, which Letter of Credit shall be renewed or replaced annually, at least fifteen (15) days prior to the expiration date thereof for additional one-year periods until the expiration of the Term, as security for the full and faithful performance of every provision of this Lease to be performed by Lessee (such Letter of Credit and/or any proceeds thereof are collectively referred to herein as the "Security Deposit"). As used herein, the "LC Amount" shall mean an amount equal to the sum of (i) the Lessee Improvement Allowance plus (ii) all commissions payable by Lessor to the Brokers referenced in Article I.n. above in connection with this Lease; provided, however, that the LC Amount shall be reduced by twenty percent (20%) of the original amount thereof on each anniversary of the Commencement Date occurring during the Term, provided that in no event shall the LC Amount be reduced below the amount of the last month's Base Rent payable under this Lease. All costs of obtaining, maintaining, replacing, renewing and/or restoring the Letter of Credit in accordance with this Article 6 shall be born by Lessee. Such Letter of Credit shall be such that it may be drawn upon in part or in full, periodically, or at one time, upon presentation of only the Letter of Credit, a draft from Lessor in the amount to be drawn, and certification from Lessor that Lessor is entitled to draw upon the Letter of Credit pursuant to the provisions of this Lease. If Lessor shall at any time draw upon such Letter of Credit in accordance with this Article 6, Lessee shall immediately restore such Letter of Credit to the then applicable full LC Amount. Lessee agrees that the Letter of Credit may be presented by Lessor for payment (1) upon the occurrence of a default by Lessee under this Lease (after Lessee's receipt of written notice thereof from Lessor and the expiration of any applicable cure period provided in Article 22 below), (2) in the event Lessee has not, within fifteen (15) days prior to the expiration of the then term of the Letter of Credit, delivered to Lessor a renewed or replacement Letter of Credit complying with all of the requirements of this Lease, and/or (3) in the event Lessor draws upon the Letter of Credit in the event of Lessee's default pursuant to clause (1) above, and Lessee does not, within ten (10) days after written demand therefor, restore the Letter of Credit to its original amount. Lessee shall not in any manner interfere with the payment to Lessor of the proceeds of the Letter of Credit pursuant to this case either prior to or following presentment by Lessor pursuant hereto, and Lessee shall be liable to Lessor for any loss suffered by Lessor as a result of such interference, including, without limitation, any attorneys' fees and costs. Lessee hereby agrees that it may be enjoined from interfering or attempting to interfere, directly or indirectly, with Lessor's negotiation of the Letter of Credit. The proceeds of the Letter of Credit paid to Lessor upon presentment thereof shall be the Security Deposit for use in the manner set forth in this Article 6. Notwithstanding anything to the contrary contained herein, Lessee may at any time replace the Letter of Credit with a cash security deposit in the amount of the then applicable LC Amount, in which event such cash shall be held as the Security Deposit in accordance with this Lease and Lessor shall return to Lessee the Letter of Credit then held by Lessor.

      b. The Security Deposit shall be held by Lessor as security for the faithful performance by Lessee of all of the terms, covenants, and conditions of this Lease to be kept and performed by Lessee during the Term. If Lessee defaults with respect to any provisions of this Lease, including but not limited to the provisions relating to the payment of Rent, which default is not cured within any applicable period for cure following Lessee's receipt of written notice thereof from Lessor pursuant to this Lease, Lessor may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any other amount which Lessor may spend or become obligated to spend by reason of Lessee's default or to compensate Lessor for any loss or damage which Lessor may suffer by reason of Lessee's default (at Lessor's option, by application of any cash portion of the Security Deposit, to the extent of funds available from prior drawing upon the Letter of Credit or from funds deposited by Lessee as replacement for the Letter of Credit or for prior drawing upon the Letter of Credit and/or by drawing upon the Letter of Credit in accordance herewith). If any portion of the Security Deposit is so used or applied, Lessee shall, within ten (10) days after demand therefor, deposit cash with Lessor and/or deliver to Lessor a replacement Letter of Credit in accordance herewith, as applicable, in an amount sufficient to restore the Security Deposit to the then required LC Amount and Lessee's failure to do so shall be a default under this Lease. Lessor shall not be required to keep the Security Deposit separate from its general funds, and Lessee shall not be entitled to interest on such Security Deposit. Provided Lessee shall not be in default under this Lease within thirty (30) days following the later to occur of (i) the expiration of the Term or sooner termination of this Lease, or (ii) Lessee's vacating of the Premises, any balance of the Security Deposit then remaining with Lessor (in cash and/or in the form of the Letter of Credit) shall be returned to Lessee. The Letter of Credit shall inure to the benefit of Lessor and its successors and assigns. Should Lessor convey or assign its interest in the Premises during the Term hereof and if Lessor deposits with the assignee the then unappropriated funds deposited by Lessee as aforesaid and, to the extent not previously presented for payment, assigns its interest in the Letter of Credit (Lessee hereby agreeing that if Lessor is unable to transfer the Letter of Credit to a successor or assign due to restrictions on transferability, Lessee shall provide a replacement Letter of Credit meeting all of the requirements of this Paragraph in favor of such successor or assign if necessary to permit drawing upon such Letter of Credit by such successor or assign and Lessor shall return the Letter of Credit to Lessee that is so replaced), thereupon Lessor shall be discharged from any further liability with respect to such Security Deposit and, if applicable, Letter of Credit.

7.   PROJECT TAXES AND OPERATING EXPENSE ADJUSTMENTS.

     a.  Intentionally omitted.

     b. BUILDING TAXES AND BUILDING OPERATING EXPENSES. From and after January 1, 1999, during the term of this Lease, Lessee shall pay to Lessor, as additional rent and without deduction or offset, Lessee's percentage share set forth in Article l.j. ("Lessee's Percentage Share") of the amount (if any) by which the sum of annual "Building Taxes" and "Building Operating Expenses" (as such terms are defined below) for each year during the Term exceed the Base Expenses amount set forth in Article l.k. above (the amount of such excess is referred to herein as the "Excess Expenses"); provided, however, that notwithstanding anything to the contrary contained in the following provisions, Lessee shall not be responsible for payment of Excess Expenses with respect to the calendar year 1999 until the reconciliation of actual Building Taxes and Building Operating Expenses for such year to the Base Expenses amount, at which time Excess Expenses for the calendar year 1999 shall be due by lump sum payment from Lessee to Lessor within thirty
(30) days following Lessor's delivery to Lessee of "Lessor's Statement" (as hereinafter defined) with respect to the calendar year 1999. Lessee's Percentage Share shall be determined by dividing the Rentable Area of the Premises by the total Rentable Area in the Building. Lessee's Percentage Share shall be subject to an equitable adjustment upon a condemnation, sale by Lessor of part of the Building, reconstruction after damage or destruction or expansion or reduction of the areas within the Building. Lessee's Percentage Share of Excess Expenses shall be payable during the Term in equal monthly installments on the first day of each month in advance, without deduction, offset or prior demand.

     At any time during the Term after the expiration of the calendar year 1999, Lessor may give Lessee notice of Lessor's estimate of the Excess Expenses for the current calendar year. An amount equal to one twelfth (1/12) of Lessee's Percentage Share of the estimated Excess Expenses shall be payable monthly by Lessee as aforesaid, commencing on the first day of the calendar month following thirty (30) days written notice and continuing until receipt of any notice of adjustment from Lessor given pursuant to this paragraph. Until notice of the estimated Excess Expenses for a subsequent calendar year is delivered to Lessee, Lessee shall continue to pay its Percentage Share of Excess Expenses on the basis of the prior year's estimate. Lessor may at any time during the Term adjust estimates of the Excess Expenses to reflect current expenditures and following Lessor's written notice to Lessee of such revised estimate, subsequent payments by Lessee shall be based upon such revised estimate.

     If the Commencement Date is on a date other than the first day of a calendar year, the amount of the Excess Expenses payable by Lessee in such calendar year shall be prorated based upon a fraction, the numerator of which is the number of days from the Commencement Date to the end of the calendar year in which the Commencement Date falls, and the denominator of which is three hundred sixty (360).

     Within one hundred twenty (120) days after the end of each calendar year during the Term or as soon thereafter as practicable, Lessor will furnish to Lessee a statement ("Lessor's Statement") setting forth in reasonable detail the actual Building Taxes and Building Operating Expenses paid or incurred by Lessor during the preceding year and the amount of the Excess Expenses (if any), and thereupon within thirty (30) days an adjustment will be made by Lessee's payment to Lessor or credit to Lessee by Lessor against the Excess Expenses next becoming due from Lessee (or in the event the Lease has terminated and Lessee has satisfied all remaining obligations under the Lease, a reimbursement by Lessor to Lessee), as the case may require, to the end that Lessor shall receive the entire amount of Lessee's Percentage Share of Excess Expenses for such calendar year and no more. If, based on Lessor's Statement a payment from Lessee is required, Lessee shall not have the right to withhold or defer such payment pending a review of Lessor's books and records pursuant to the following paragraph or the resolution of any dispute relating to Excess Expenses. If the Expiration Date is on a day other than the last day of a calendar year, the amount of Excess Expenses payable by Lessee for the calendar year in which Lease Termination falls shall be prorated on the basis which the number of days from the commencement of such calendar year to and including such Expiration Date bears to three hundred sixty (360). The termination of this Lease shall not affect the obligations of Lessor and Lessee pursuant to this Article 7. In the event that the sum of Building Taxes and Building Operating Expenses for any calendar year are less than Base Expenses, Lessee shall not receive a credit against any Rent payable hereunder as a result thereof.

     Within sixty (60) days after Lessee receives a statement of actual Building Taxes and Building Operating Expenses paid or incurred for a calendar year, Lessee shall have the right, upon written demand and reasonable notice, to inspect Lessor's books and records relating to the Excess Expenses for the calendar year covered by Lessor's Statement for the purpose of verifying the amount set forth in such statement. Such inspection shall be made during Lessor's normal business hours, at the place where such books and records are customarily maintained by Lessor. In no event may any such inspection be performed by a person or entity being compensated on a contingency fee basis or based upon a share of any refund obtained by Lessee. Information obtained by such inspection shall be kept in the strictest confidence by Lessee. Unless Lessee asserts in writing a specific error within ninety (90) days following Lessee's receipt of Lessor's Statement, the amounts set forth in Lessor's Statement shall be conclusively deemed correct and binding on Lessee. Lessor shall refund to Lessee any overpayment of Excess Expenses which is determined to have been made by Lessee. In addition, if it is determined that Lessor has overstated the sum of actual Building Taxes and Building Operating Expenses for a particular calendar year by more than five percent (5%) and such overstatement results in Lessor owing a reimbursement to Lessee of more than Five Hundred Dollars ($500.00), then Lessor shall also reimburse Lessee's reasonable third-party out of pocket expenses incurred in conducting such inspection), within thirty (30) days following Lessee's submission to Lessor of reasonable evidence of such expenses.

          (i) OPERATING EXPENSES. As used in this Lease, "Building Operating Expenses" means all of the Building Service Expenses and an allocable portion of the Project Expenses as follows:

          (A) BUILDING SERVICE EXPENSES. Building Operating Expenses shall include all costs of operation, maintenance, repair (which for purposes of this Lease shall be deemed to include, without limitation, replacement as and when deemed appropriate by Lessor) and management of the Building and Building Common Area (defined in Article 55), hereinafter collectively referred to as "Building Service Expenses," as determined by Lessor's standard accounting practices. Building Service Expenses as used herein shall include, but not be limited to, all sums expended in connection with all general maintenance, repairs, painting, cleaning, sweeping and janitorial services; maintenance and repair of signs, indoor plants, and atriums; trash removal; sewage; electricity, gas, water and any other utilities (including any temporary or permanent utility surcharge or other exaction whether now or hereafter imposed); maintenance and repair of any fire protection systems, elevator systems, lighting systems, storm drainage systems, heating, ventilation and air conditioning systems and other utility and/or mechanical systems; any governmental imposition or surcharge imposed upon Lessor with respect to the Building or assessed against the Building; all costs and expenses pertaining to a security alarm system or other security services or measures for the Building, if Lessor deems necessary in Lessor's sole business judgment; materials; supplies; tools; depreciation on maintenance and operating machinery and equipment (if owned) and rental paid for such machinery and equipment (if rented); service agreements on equipment; maintenance, and repair of the roof (including repair of leaks and resurfacing) and the exterior surfaces of all improvements (including painting); maintenance and repair of structural parts (including repair of leaks and resurfacing) and the exterior surfaces of all improvements
(including painting); maintenance and repair of structural parts (including foundation, floor slabs and load bearing walls); window cleaning; elevator or escalator services; materials handling; fees for licenses and permits relating to the Building; the cost of complying with rules, regulations and orders of governmental authorities; Building office rent or rental value; accounting and legal fees; the cost of contesting the validity or applicability of any governmental enactment which may affect Building
Service Expenses; personnel to implement such services (including, without limitation, if Lessor deems necessary, the cost of security guards, maintenance personnel, engineers and valet attendants); public liability, environmental impairment, property damage and fire and extended coverage insurance on the Building (in such amounts and providing such coverage as determined in Lessor's sole discretion and which may include, without limitation, liability, all risk property, lessor's risk liability, war risk, vandalism, malicious mischief, boiler and machinery, rental income, earthquake, flood and worker's compensation insurance); compensation and fringe benefits payable to all persons employed by Lessor in connection with the operation, maintenance, repair and management of the Building; and a commercially reasonable management fee not to exceed five percent (5%) of gross receipts from the Building (including, without limitation, all rentals and parking receipts from Building tenants and/or visitors). Lessor may cause any or all of said services to be provided by an independent contractor or contractors, or they may be rendered by Lessor. It is the intent of the parties hereto that Building Service Expenses shall include every cost paid or incurred by Lessor in connection with the operation, maintenance, repair and management of the Building, and the specific examples of Building Service Expenses stated in this Article 7 are in no way intended to, and shall not, limit the costs comprising Building Service Expenses, nor shall such examples be deemed to obligate Lessor to incur such costs or to provide such services or to take such actions, except as may be expressly required of Lessor in other portions of this Lease, or except as Lessor, in its sole discretion, may elect. The maintenance of the Building shall be at the sole discretion of Lessor and all costs incurred by Lessor in good faith shall be deemed conclusively binding on Lessee. If less than one hundred percent (100%) of the Rentable Area of the Building is occupied during any calendar year, then in calculating Building Service Expenses for such year, the components of Building Service Expenses which vary based upon occupancy level shall be adjusted to equal Lessor's reasonable estimate of the amount of such Building Service Expenses had one hundred percent (100%) of the total Rentable Area of the Building been occupied during such year. Notwithstanding anything to the contrary contained in this Lease, in no event shall Building Service Expenses include (1) any costs relating to the structural repairs to maintain the structural integrity of the Building (including, without limitation, the structural repairs to the structural elements of the exterior, walls, roof, columns, footings and floor slab of the Building), (2) costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements to other tenant's leased premises within the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant leasable space within the Building, (3) costs in order to market space to potential tenants, leasing commissions, and attorneys' fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments or other costs in connection with lease, sublease and/or assignment negotiations with present or prospective tenants or other occupants of the Building, (4) costs incurred for restoration following condemnation to the extent reimbursed by condemnation award or for repair of damage to the Building to the extent reimbursed by insurance proceeds or to the extent the same would have been reimbursed by insurance proceeds had Lessor maintained the insurance required of Lessor under this Lease (provided that insurance deductibles and uninsured casualty damage up to $50,000.00 per occurrence (or such higher amount, not to exceed $100,000.00, as may be then commercially reasonable as an insurance deductible for comparable buildings in the San Mateo/Foster City area) shall be included in Building Service Expenses), (5) reserves for future expenses beyond anticipated expenses for the current year, (6) ground lease rental on any underlying ground lease or interest, principal, points and/or fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Building, (7) to the extent any employee of Lessor spends only a portion of his or her time working with respect to the Building (as opposed to full time work with respect to the Building), a prorated amount of such employee's wages, salaries and compensation based on the portion of time spent by such employee with respect to the projects other than the Building, (8) costs of correcting any presently existing non-compliance of the Building with applicable laws (as enforced upon the execution of this Lease; the parties hereby acknowledging that the foregoing reference to "as enforced" shall be deemed to relate to changes in the manner of interpretation and/or enforcement of the requirements of current laws as opposed to a failure of governmental authorities to have identified pre-existing non-compliance with applicable laws in effect upon the execution of this Lease) other than any such existing non-compliance where compliance work is not presently required to be performed (as opposed to existing non-compliance where compliance work is legally mandated even in the absence of subsequent improvements, alterations or change in use), (9) costs resulting from the negligence or wilful misconduct of Lessor, any other Building tenant or any of their respective agents, employees or contractors, or (10) costs of the annual premium for earthquake insurance to the extent in excess of two hundred percent (200%) of the costs of such annual premium for earthquake insurance for the year including the Commencement Date. In addition, (x) if any capital expenditure (as determined in accordance accounting principles customarily applied in the real estate industry) otherwise includable in Building Service Expenses costs more than Fifty Thousand
Dollars ($50,000.00), then such capital expenditure shall be amortized over the useful life of the applicable item as reasonably determined by Lessor, and Building Service Expenses shall not include the entire cost of such expenditure as is so required to be amortized in the year incurred, but shall include annual amortization of such expenditure during each year of such useful life; and (y) if the aggregate amount of any capital expenditures (as determined in accordance accounting principles customarily applied in the real estate industry) otherwise includable in Building Service Expenses and the Building's share of Project Expenses in any year and which are not required to be amortized as provided in clause (x) above and/or in clause (x) of subparagraph (B) below, exceeds One Hundred Thousand Dollars
($100,000.00), then the portion of such capital expenditures in excess of the initial such One Hundred Thousand Dollars ($100,000.00) of such capital expenditures shall be amortized over the respective useful lives of the applicable capital expenditure items as reasonably determined by Lessor, and Building Service Expenses or Project Expenses, as applicable, shall not include the entire cost of such expenditures as are so required to be amortized in the year incurred, but shall include annual amortization of such expenditures during each year of their respective useful lives. There shall be no duplication of items included in Building Service Expenses and Project Expenses.

              (B) PROJECT EXPENSES. Building Operating Expenses shall include the Building's equitable share of all direct costs of operation, maintenance, repair and management of the Project (as opposed to expenses relating solely to the Building or any other particular building within the Project) and/or the Exterior Common Area, determined by Lessor's standard accounting practices (collectively, "Project Expenses"). Such costs shall be allocated by Lessor between the Building containing the Premises and the other buildings containing Rentable Area located within the Project from time to time, if any, in such manner as Lessor reasonably determines in good faith. If the Building is the only building within the Project containing Rentable Area, then the Building's share of Project Expenses shall equal one hundred percent (100%). Project Expenses as used herein shall include, but not be limited to, all sums expended in connection with all general maintenance, repairs, resurfacing, painting, restriping, cleaning, sweeping, and janitorial services; maintenance and repair of sidewalks, curbs, signs and other Exterior Common Areas; maintenance and repair of sprinkler systems, planting, and landscaping; trash removal; sewage; electricity, gas, water and any other utilities (including any temporary or permanent utility surcharge or other exaction whether now or hereafter imposed); maintenance and repair of directional signs and other markers and bumpers; maintenance and repair of any fire protection systems, elevator systems, lighting systems, storm drainage systems and other utility systems; any governmental imposition or surcharge imposed upon Lessor or assessed against the Exterior Common Area or the Project; materials; supplies, tools; depreciation on maintenance and operating machinery and equipment (if owned) and rental paid for such machinery and equipment (if rented); service agreements on equipment; maintenance and repair of parking areas and parking structures, if any; maintenance and repair of structural parts (including foundation and floor slabs); elevator services, if applicable; material handling; fees for licenses and permits relating to the Exterior Common Area; the cost of complying with rules, regulation and orders of governmental authorities; accounting and legal fees; the cost of contesting the validity or applicability of any governmental enactment which may affect Project Expenses; personnel to implement such services, including if Lessor deems necessary, the cost of security guards and valet attendants; all annual assessments and special assessments levied or charged against the Project and/or Lessor pertaining to the Project by any owner's association to which the Project is subject and/or otherwise under any matters of record to which the Project is subject; public liability, environmental impairments, property damage and fire and extended coverage insurance on Exterior Common Area (in such amounts and providing such coverage as determined in Lessor's sole discretion and which may include, without limitation, liability, all risk property, lessor's risk liability, war risk, vandalism, malicious mischief, sprinkler leakage, boiler and machinery, parking income, earthquake, flood and worker's compensation insurance); compensation and fringe benefits payable to all persons employed by Lessor in connection with the operation, maintenance, repair and management of the Exterior Common Area; and a commercially reasonable management fee not to exceed five percent (5%) of gross receipts from the Project (exclusive of amounts collected from tenants of any building within the Project under their respective leases). Lessor may cause any or all of said services to be provided by an independent contractor or contractors, or they may be rendered by Lessor. It is the intent of the parties hereto that Project Expenses shall include every cost paid or incurred by Lessor in connection with the operation, maintenance, repair and management of the Exterior Common Area, and the specific examples of Project Expenses stated in this Article 7 are in no way intended to, and shall not limit the costs comprising Project Expenses, nor shall such examples be deemed to obligate Lessor to incur such costs or to provide such services or to take such actions except as Lessor may be expressly required in other portions of this Lease, or except as Lessor, in its sole discretion, may elect. The maintenance of the Exterior Common Areas shall be at the sole discretion of Lessor and all costs incurred by Lessor in good faith shall be deemed conclusively binding on Lessee. If less than one hundred percent (100%) of the Rentable Area of the Project is occupied during any calendar year, then in calculating Project Expenses for such year, the components of Project Expenses which vary based upon occupancy level shall be adjusted to equal Lessor's reasonable estimate of the amount of such Project Expenses had one hundred percent (100%) of the total Rentable Area of the Project been occupied during such year. Notwithstanding anything to the contrary contained in this lease, in no event shall Project Expenses include
(1) any costs relating to the structural repairs to maintain the structural integrity of the Project, (2) costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements to other tenant's leased premises within the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant leasable space within the Project, (3) costs in order to market space to potential tenants, leasing commissions, and attorneys' fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments or other costs in connection with lease, sublease and/or assignment negotiations with present or prospective tenants or other occupants of the Project, (4) costs incurred for restoration following condemnation to the extent reimbursed by condemnation award or for repair of damage to the Project to the extent reimbursed by insurance proceeds or to the extent the same would have been reimbursed by insurance proceeds had Lessor maintained the insurance required of Lessor under this Lease (provided that insurance deductibles and uninsured casualty damage up to $50,000.00 per occurrence (or such higher amount, not to exceed $100,000.00, as may be then commercially reasonable as an insurance deductible for comparable buildings in the San Mateo/Foster City area) shall
be included in Project Expenses), (5) reserves for future expenses beyond anticipated expenses for the current year, (6) ground lease rental on any underlying ground lease or interest, principal, points and/or fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Project, (7) to the extent any employee of Lessor spends only a portion of his or her time working with respect to the Project (as opposed to full time work with respect to the Project), a prorated amount of such employee's wages, salaries and compensation based upon the portion of time spent by such employee with respect to the projects other than the Project,
(8) costs of correcting any presently existing non-compliance of the Project with applicable laws (as enforced upon the execution of this Lease; the parties hereby acknowledging that the foregoing reference to "as enforced" shall be deemed to relate to changes in the manner of interpretation and/or enforcement of the requirements of current laws as opposed to a failure of government authorities to have identified pre-existing non-compliance with applicable laws in effect upon the execution of this Lease) other than any such existing non-compliance where compliance work is not presently required to be performed (as opposed to existing non-compliance where compliance work is legally mandated even in the absence of subsequent improvements, alterations or change in use), (9) costs resulting from the negligence or wilful misconduct of Lessor, any other Project tenant or any of their respective agents, employees or contractors, or (10) costs of the annual premium for earthquake insurance to the extent in excess of two hundred percent (200%) of the costs of such annual premium for earthquake insurance for the year including the Commencement Date. In addition, (x) if the Building's share of any capital expenditure (as determined in accordance accounting principles customarily applied in the real estate industry) otherwise includable in Project Expenses costs more than Fifty Thousand
Dollars ($50,000.00), then such capital expenditure shall be amortized over the useful life of the applicable item as reasonably determined by Lessor, and Project Expenses shall not include the entire cost of such expenditure as is so required to be amortized in the year incurred, but shall include annual amortization of such expenditure during each year of such useful life; and (y) if the aggregate amount of any capital expenditures (as determined in accordance accounting principles customarily applied in the real estate industry) otherwise includable in the Building's share of Project Expenses and Building Service Expenses in any year and which are not required to be amortized as provided in clause (x) above and/or pursuant to clause (x) of subparagraph (A) above, exceeds One Hundred Thousand Dollars ($100,000.00), then the portion of such capital expenditures in excess of the initial such One Hundred Thousand Dollars ($100,000.00) of such capital expenditures shall be amortized over the respective useful lives of the applicable capital expenditure items as reasonably determined by Lessor, and Project Expenses or Building Service Expenses, as applicable, shall not include the entire cost of such expenditures as are so required to be amortized in the year incurred, but shall include annual amortization of such expenditures during each year of their respective useful lives. There shall be no duplication of items included in Building Service Expenses and Project Expenses.

          (ii) PROJECT TAXES. "Building Taxes" as used in this Lease, shall mean those items of "Project Taxes" (as hereinafter defined) which relate solely to the Building, plus an equitable share of Project Taxes which relate to the land underlying the Project, to the Exterior Common Areas and/or to the Project as a whole (as opposed to Project Taxes relating solely to the Building or any other particular building within the Project), which equitable share shall be allocated by Lessor between the Building and the other buildings located within the Project from time to time, if any, in such manner as Lessor reasonably determines in good faith. The term "Project Taxes" as used in this Lease shall collectively mean (to the extent any of the following are not paid by Lessee pursuant to Article 7.c. below) all: real estate taxes and general or assessments (including, but not limited to, assessments for public improvements or benefits); personal property taxes; taxes based on vehicles utilizing parking areas on the Parcel; taxes computed or based on rental income (including without limitation any municipal business tax but excluding federal, state and municipal net income taxes); Environmental Surcharges; excise taxes; gross receipts taxes; sales and/or use taxes; employee taxes; water and sewer taxes, levies, assessments and other charges in the nature of taxes or assessments (including, but not limited to, assessments for public improvements or benefit); and all other governmental, quasi-governmental or special district impositions of any kind and nature whatsoever, regardless of whether now customary or within the contemplation of the parties hereto and regardless of whether resulting from increased rate and/or valuation, or whether extraordinary or ordinary, general or special, unforeseen or foreseen, or similar or dissimilar to any of the foregoing which during the Lease Term are laid, levied, assessed or imposed upon Lessor and/or become a lien upon or chargeable against the Project or the Premises, Building, Common Area and/or Parcel under or by virtue of any present or future laws, statutes, ordinances, regulations, or other requirements of any governmental authority or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments whatsoever. The term "Environmental Surcharges" shall include any and all expenses, taxes, charges or penalties imposed by the Federal Department of Energy, Federal Environmental Protection Agency, the Federal Clean Air Act, or any regulations promulgated thereunder, or imposed by any other local, state or federal governmental agency or entity now or hereafter vested with the power to impose taxes, assessments or other types of surcharges as a means of controlling or abating environmental pollution or the use of energy in regard to the use, operation or occupancy of the Project including the Premises, Building, Common Area and/or Parcel; provided, however, that in no event shall Project Taxes or other taxes for which Lessee is responsible pursuant to Article 7.c. below include any charge or cost relating to remediation of Hazardous Materials upon, within, or beneath the Project. The term "Project Taxes" shall include (to the extent the same are not paid by Lessee pursuant to Article 7.c. below), without limitation: the cost to Lessor of contesting the amount or validity or applicability of any Project Taxes described above; and all taxes, assessments, levies, fees, impositions or charges levied, imposed, assessed, measured, or based in any manner whatsoever upon or with respect to the use, possession, occupancy, leasing, operation or management of the Project (including, without limitation, the Premises, Building, Common Area and/or Parcel) or in lieu of or equivalent to any Project Taxes set forth in this article 7.b.(ii). In no event shall Project Taxes include Lessor's net income, succession, transfer, gift, franchise, estate or inheritance taxes. In addition, Project Taxes shall be calculated as if real property assessments were paid in the maximum number of installments permitted (and Project Taxes shall therefore include, without limitation, interest payable as a result of such payment in installments), whether or not actually so paid.

     If at any time during the Term, Project Taxes are under-assessed by the taxing authorities so that they are not computed on a fully-completed and occupied basis in accordance with the then applicable taxing authority of the governmental entities having jurisdiction, Lessor shall have the right, but not the obligation, to adjust the components of Project Taxes which vary depending upon the occupancy level of the Project to reflect the amount that Project Taxes would be if the Project were assessed on a fully-completed and occupied basis, as determined in Lessor's reasonable discretion, and such adjusted amount shall be allocated to the Project in accordance with the terms of this Lease.

     c.  OTHER TAXES.  Lessee shall pay the following:

         (i) Lessee shall pay (or reimburse Lessor as additional rent if Lessor is assessed), before delinquency, any and all taxes levied or assessed, and which become payable for or in connection with any period during the Term, upon all of the following (collectively, "Leasehold Improvements and Personal Property"): Lessee's Alterations, Lessee Improvements, equipment, furniture, furnishings, fixtures, merchandise, inventory, machinery, appliances and other personal property located in the Premises; except only that which has been paid for by Lessor or is the standard of the Building. Lessee hereby acknowledges receipt of a copy of a schedule setting forth the improvements comprising the standard of the Building. If any or all of the Leasehold Improvements and Personal Property are assessed and taxed with the Project, Lessee shall pay to Lessor such taxes within ten (10) days after delivery to Lessee by Lessor of a statement in writing setting forth the amount applicable to the Leasehold Improvements and Personal Property. If the Leasehold Improvements and Personal Property are not separately assessed on the tax statement or bill, Lessor's reasonable good faith determination of the amount of such taxes applicable to the Leasehold Improvements and Personal Property shall be a conclusive determination of Lessee's obligation to pay such amount as so determined by Lessor.

         (ii) Lessee shall pay (or reimburse Lessor if Lessor is assessed, as additional rent), prior to delinquency or within ten (10) days after receipt of a statement thereof, any and all other taxes, levies, assessments, or surcharges payable by Lessor or Lessee and relating to this Lease, the Premises or Lessee's activities in the Premises (other than Lessor's net income, succession, transfer, gift, franchise, estate, or inheritance taxes), whether or not now customary or within the contemplation of the parties hereto, now in force or which may hereafter become effective, including but not limited to taxes: (1) upon, allocable to, or measured by the area of the Premises or on the Rentals payable hereunder, including without limitation any gross income, gross receipts, excise, or other tax levied by the state, any political subdivision thereof, city or federal government with respect to the receipt of such Rentals; (2) upon or with respect to the use, possession, occupancy, leasing, operation and management of the Premises or any portion thereof, (3) upon this transaction or any document to which Lessee is a party creating or transferring an interest or an estate in the Premises; or (4) imposed as a means of controlling or abating environmental pollution or the use of energy, including, without limitation, any parking taxes, levies or charges or vehicular regulations imposed by any governmental agency; provided, however, that in no event shall taxes, levies or other charges for which Lessee is responsible pursuant to this Article 7.c. include any charge or cost relating to remediation of Hazardous Materials upon, within, or beneath the Project. Lessee shall also pay, prior to delinquency, all privilege, sales, excise, use, business, occupation, or other taxes, assessments, license fees, or charges levied, assessed, or imposed upon Lessee's business operations conducted at the Premises. If any such taxes are payable by Lessor and it shall not be lawful for Lessee to reimburse Lessor for such taxes, then the Rentals payable hereunder shall be increased to net Lessor the net Rental after imposition of any such tax upon Lessor as would have been payable to Lessor prior to the imposition of any such tax.

         (iii) Any payments made by Lessee directly to the applicable taxing authority pursuant to this subsection 7.c. shall be made prior to the applicable delinquency date for such payment, and Lessee shall deliver evidence of such payment to Lessor within fifteen (15) days thereafter.

8.  USE.

     a. In no event shall Lessee use or permit the use of the Premises for any purpose other than general office use (which may include, without limitation, software research, development and training, subject to compliance with applicable laws and governmental requirements, all not involving Hazardous Materials (other than "Standard Office Hazardous Materials", as hereinafter defined), and all in a manner consistent with operation within a first-class general office use building, so as not to exceed the capacity of the mechanical and utility systems serving, and/or the floor load capacity of, the Premises or interfere with the use or occupancy of any other occupant of the Building). Lessor and Lessee hereby acknowledge and agree that the foregoing use restriction is an absolute prohibition against a change in use of the Premises as contemplated under California Civil Code Section 1997.230. Lessee shall not do or permit to be done in or about the Premises nor bring or keep anything therein which will in any way increase the existing rate of or affect any fire or other insurance upon the Building or the Project or any of its contents, or cause cancellation of any insurance policy covering the Building or the Project or any part thereof or any of its contents. Lessee shall not, without prior consent of Lessor, bring into the Building or the Premises or use or incorporate in the Premises any apparatus, equipment or supplies that may cause substantial noise, odor, or vibration or overload the Premises or the Building or any of its utility or elevator systems or jeopardize the structural integrity of the Building or any part thereof. Lessee and/or Lessee's agents, officers, employees, representatives, contractors, servants, invitees and/or guests (collectively "Lessee's Agents") shall not use, store, or dispose of any "Hazardous Materials" (defined below) on any portion of the Project, except, however, that nothing contained in this Lease shall be deemed to prohibit Lessee's use of customary general office supplies typically used in an office area in the ordinary course of business, such as copier toner, liquid paper, glue and ink, for use in the manner for which they were designed, in such amounts and in a manner as is normal for first-class general office use but containing substances technically constituting Hazardous Materials under this Lease (collectively, "Standard Office Hazardous Materials"). Without limiting the generality of the foregoing, Lessee shall not (either with or without negligence) cause or permit the escape, disposal or release of any Hazardous Materials in, on or below the Premises or any other portion of the Project (other than the disposal of Standard Office Hazardous Materials in a manner customary for use of such Standard Office Hazardous Materials and in compliance with both manufacturer's recommendations and all applicable laws). If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release or other use of Hazardous Materials at the Premises during the Term of this Lease, then the reasonable costs thereof shall be reimbursed by Lessee to Lessor upon demand as additional rent if such testing is required as a result of the acts of, or if as a result of such testing it is determined that Hazardous Materials are present on the Premises as a result of the acts of, Lessee, any subtenant of Lessee and/or any of their respective employees, agents, representatives, contractors and/or invitees.
In addition, Lessee shall execute such affidavits, representations and certifications as may be reasonably required by Lessor from time to time concerning Lessee's best knowledge and belief regarding the presence of Hazardous Materials at the Premises. Lessee shall indemnify, defend with counsel acceptable to Lessor, and hold Lessor and Lessor's employees, agents, partners, officers, directors and shareholders harmless from and against any and all claims, actions, suits, proceedings, orders, judgment, losses, costs, damages, liabilities, penalties, or expenses (including, without limitation, attorneys' fees) arising in connection with the breach by Lessee of Lessee's obligations described in any of the previous four sentences, and the obligations of Lessee pursuant hereto and under the previous four sentences shall survive the Lease Termination. As used in this paragraph, "Hazardous Materials" means any chemical, substance or material which has been determined or is hereafter determined by any federal, state, or local governmental authority to be capable of posing risk of injury to health or safety, including, without limitation, petroleum, asbestos, polychlorinated biphenyls, radioactive materials, radon gas, and/or biologically and/or chemically active materials. Without limiting the generality of the foregoing, the definition of "Hazardous Materials" shall include those definitions found in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. 'SS''SS' 9601 et seq., the Resource Conservation and Recovery
Act of 1976, 42 U.S.C. 'SS''SS' 6901 et seq., the Hazardous Materials Transportation Authorization Act, 49 U.S.C. 'SS''SS' 5101 et seq., the
National Environmental Policy Act, 42 U.S.C. 'SS''SS' 4321 et seq., the
Clean Water Act, 33 U.S.C. 'SS''SS' 1251 et seq., the Clean Air Act, 42
U.S.C. 'SS''SS' 7401 et seq., the Toxic Substances Control Act, 15
U.S.C. 'SS''SS' 2601 et seq., the Safe Drinking Water Act, 42 U.S.C.
'SS''SS' 300f et seq., the Occupational Safety and Health Act, 29
U.S.C. 'SS''SS' 651 et seq., Division 20 of the California Health and Safety Code commencing at Section 24000, Division 7 of the California Water Code commencing at Section 13000, each as amended from time to time, and all similar federal, state and local statutes and ordinances and all rules, regulations or policies promulgated thereunder. Lessee shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or the Project or injure or annoy them or use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Lessee cause, maintain or permit any nuisance in, on or about the Premises. Lessee shall not commit or suffer to be committed any waste in or upon the Premises.

     Lessor represents and warrants to Lessee that Lessor has no actual knowledge (without duty of investigation or imputation of knowledge) of any Hazardous Materials presently existing in or about the Premises or other portions of the Project at levels in violation of applicable laws or which otherwise pose a material risk of having a material and adverse affect upon the operation of Lessee's business from the Premises (including, without limitation, access to and/or use of the Premises and parking areas serving the Project). Notwithstanding anything to the contrary contained herein, Lessee shall not be responsible (either directly or as an item of Building Service Expenses, as an item of Project Expenses, as an item of Project Taxes or as an item of taxes for which Lessee is responsible pursuant to Article 7.c above) for costs related to, and Lessor hereby releases Lessee and Lessee's employees, agents, representatives and contractors from any liability or costs related to, the testing, remediation and/or presence of Hazardous Materials on or about the Premises or Project except to the extent caused to be present thereon or thereabout by Lessee, any subtenant of Lessee and/or any of their respective employees, agents, representatives, contractors and/or invitees.

     b. EFFECT OF USE RESTRICTION. Lessor and Lessee hereby acknowledge and agree that the use restriction set forth in subsection 8.a. above shall be deemed reasonable in all respects and under all circumstances. Lessor and Lessee further acknowledge and agree that, notwithstanding any provision of this Lease to the contrary, (i) in the event Lessee requests Lessor's consent to a proposed assignment of this Lease or subletting of the Premises, Lessor shall be deemed reasonable in withholding its consent to such assignment or subletting if the proposed assignee or subtenant desires to use the Premises for any purpose other than as expressly provided in subsection 8.a. above, and
(ii) in the event of a default by Lessee under the Lease, the enforcement of the use restriction set forth in subsection 8.a. above shall be deemed reasonable for purposes of computing the rental loss that could be or could have been reasonably avoided by Lessor pursuant to California Civil Code
Section 1951.2 and in connection with the exercise of Lessor's remedies under California Civil Code Section 1951.4.

     Notwithstanding the preceding to the contrary, if Lessor withholds its consent to an assignment of the Lease or subletting of the Premises based upon the desire of the proposed assignee or subtenant to use the Premises for any purpose other than as expressly provided in subsection 8.a. above, or if Lessee is in default under this Lease, then, prior to commencing or pursuing any claim or defense against Lessor based upon the unreasonableness of the use restriction set forth in subsection 8.a. above, Lessee shall provide Lessor with written notice (by certified mail, postage prepaid and return receipt requested) setting forth Lessee's objections to the enforcement of the use restriction in such instance, the basis upon which Lessee intends to demonstrate that the enforcement of such use restriction would be unreasonable in such instance, and the use(s) which Lessee believes Lessor should allow Lessee or its proposed assignee or subtenant, as the case may be, to make of the Premises. Within thirty (30) days of Lessor's receipt of Lessee's written notice of objection, Lessor shall provide Lessee with written notice of Lessor's election to either (A) enforce the use restriction set forth in subsection 8.a. above, or (B) permit a change in the use of the Premises, provided that such proposed use shall in no event (1) require the use, storage or disposal of Hazardous Materials (other than Standard Office Hazardous Materials in accordance with this Lease) on or about the Premises or the Project, (2) increase or affect any fire or other insurance covering the Building or the Project, (3) interfere with the rights of other tenants of the Building or Project, including, without limitation, any exclusive use rights of such tenants, (4) be in violation of applicable federal, state or local laws, rules, regulations, codes or ordinances, or (5) require Lessor to construct or install, or to provide any allowance for the construction or installation of, any tenant improvements in the Premises. Notwithstanding the preceding to the contrary, in no event shall Lessor have any obligation to allow a change in the use of the premises, it being expressly understood by the parties that the use restriction set forth in subsection 8.a. above is an absolute prohibition against a change in use of the Premises. In the event Lessor fails to provide Lessee with written notice of its election to either enforce the use restriction or allow a change in use of the Premises within said thirty (30) day period, Lessor shall be deemed to have elected to enforce the use restriction. In the event Lessor elects or is deemed to have elected to enforce the use restriction as provided hereinabove, Lessee shall have the right to pursue such valid claims or defenses against Lessor as may be permitted under California Civil Code section 1997.040 and which Lessee is able to prove.

9. COMPLIANCE WITH LAWS. Lessee shall not use the Premises or permit anything to be done in or about the Premises which will in any way conflict with or violate any law, statute, ordinance, order or governmental rule or regulation or requirement of duly constituted public authorities or quasi-public authorities now in force or which may hereafter be enacted or promulgated. Lessee shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances, orders and governmental or quasi-governmental rules, regulations or requirements now in force or which may hereafter be in force and with all recorded documents which relate to or affect the condition, use or occupancy of the Premises, and with the requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted, relating to, or affecting the condition, use or occupancy of the Premises, excluding structural changes or changes to the integrated Building utility and/or mechanical systems unless related to or affected by Lessee's improvements, acts or particular use of the Premises. The judgment of any court of competent jurisdiction or the admission of Lessee in any action against Lessee, whether Lessor be a party thereto or not, that Lessee has violated any law, statute, ordinance, or governmental or quasi-governmental rule, regulation or requirement, shall be conclusive of that fact as between the Lessor and Lessee. Lessee shall obtain, prior to taking possession of the Premises, all permits, licenses, or other authorizations for the lawful operation of its business at the Premises. Lessee shall indemnify, defend with counsel acceptable to Lessor and hold Lessor and Lessor's employees, agents, partners, officers, directors and shareholders harmless from and against any claim, action, suit, proceeding, order, judgment, liability, penalty or expense (including, without limitation, attorneys' fees) arising out of the failure of Lessee to comply with the provisions of this Article. Lessee acknowledges that Lessee has independently investigated and is satisfied that the Premises are suitable for Lessee's intended use and that neither Lessor nor any of its agents, employees, representatives or contractors has made any representation or warranty as to whether the Building and/or Premises meets applicable governmental and quasi-governmental requirements for such intended use (except as may be specifically otherwise provided in this Lease).

     Lessor and Lessee acknowledge that, in accordance with the provisions of the Americans with Disabilities Act of 1990 (the "ADA"), responsibility for compliance with the terms and conditions of Title III of the ADA may be allocated as between Lessor and Lessee. In this regard and notwithstanding anything to the contrary contained in the Lease, Lessor and Lessee agree that the responsibility for compliance with the ADA (including, without limitation, the removal of architectural and communications barriers and the provision of auxiliary aids and services to the extent required) shall be allocated as follows: (i) Lessee shall be responsible for compliance with the previsions of Title I of the ADA, and of Title II and Title III of the ADA as Titles II and III relate to any construction, renovations, alterations and repairs made within the Premises if such construction, renovations, alterations and repairs are made by Lessee, at its expense without the assistance of Lessor; (ii) Lessor shall be responsible for compliance with the provisions of Title II and III of the ADA for all construction, renovations, alterations and repairs which Lessor is required, under this Lease, to make within the Premises, whether (pursuant to the relevant provisions of the Lease) at Lessor's or Lessee's expense; and (iii) Lessor shall be responsible for compliance with the provisions of Title III of the ADA for all exterior and interior areas of the Building not included within the Premises except to the extent such compliance is necessitated as a result of Lessee's particular use of, or alterations to, the Premises. Lessor agrees to indemnify, defend and hold Lessee harmless from and against any claims, damages, costs and liabilities arising out of Lessor's failure, or alleged failure, as the case may be, to comply with the ADA, to the extent such compliance has been allocated to Lessor herein, which indemnification obligation shall survive the expiration or termination of this Lease if the Lease has not been terminated by reason of a default by Lessee. Lessee agrees to indemnify, defend and hold Lessor harmless from and against any claims, damages, costs and liabilities arising out of Lessee's failure, or alleged failure, as the case may be, to comply with the ADA to the extent such compliance has been allocated to Lessee herein, which indemnification obligation shall survive the expiration or termination of this Lease. Lessor and Lessee each agree that the allocation of responsibility for ADA compliance shall not require Lessor or Lessee to supervise, monitor or otherwise review the compliance activities of the other with respect to its assumed responsibilities for ADA compliance as set forth in this Article 9. Lessor shall, in complying with the ADA (to the extent such compliance has been allocated to Lessor herein), be entitled to rely upon representations made to, or information given to Lessor by Lessee in regard to Lessee's use of the Premises, Lessee's employees, and other matters pertinent to compliance with the ADA. The indemnity of Lessee set forth above shall apply as to any liability arising against Lessor by reason of any misrepresentations or misinformation given by Lessee to Lessor. The allocation of responsibility for ADA compliance between Lessor and Lessee, and the obligations of Lessor and Lessee established by such allocations, shall supersede any other provisions of the Lease that may contradict or otherwise differ from the requirements of this Article 9; except, however, that in the event of any conflict between the provisions of Article 4.d.
above and the provisions of this Article 9, the provisions of Article 4.d. above shall control.

10.  ALTERATIONS AND ADDITIONS.

     a. LESSEE'S ALTERATIONS. Lessee shall not make or suffer to be made any alterations, additions, changes or improvements (collectively, "Alterations") to or of the Premises, or any part thereof without Lessor's prior written consent, which consent shall not, except as otherwise expressly provided in the Lease, be unreasonably withheld; except, however, that without Lessor's consent but upon at least fifteen (15) days prior written notice to Lessor, Lessee may make interior, non-structural Alterations costing less than Twenty-Five Thousand Dollars ($25,000.00) per work of Alterations and not (1) requiring the demolition of any material existing improvements, or (2) affecting the mechanical or utility systems serving the Premises or the exterior appearance of the Building. Lessor may impose, as a condition to the aforesaid consent, such requirements as Lessor may deem necessary in its reasonable discretion, including without limitation: the manner in which the work is done; a right of approval of the contractor by whom the work is to be performed; the times during which such work is to be accomplished; in the event of proposed Alterations estimated to cost more than Fifty Thousand Dollars ($50,000.00), the requirement that Lessee post a lien and completion bond (or its equivalent) in an amount equal to one and one-half times any and all estimated Alterations costs and otherwise in form satisfactory to Lessor to insure Lessor against any liability for mechanics' and materialmen's liens and to insure completion of the work; the requirement that Lessee reimburse Lessor, as additional rent, for Lessor's reasonable costs incurred in reviewing any proposed Alterations, whether or not Lessor's consent is granted; and, unless otherwise approved by Lessor at the time Lessee makes such Alterations, the requirement that at Lease Termination, either (i) Lessee, at its expense, will remove any and all such Alterations installed by Lessee and shall, at its cost, promptly repair all damages to the Project caused by such removal, or (ii) the Alterations made by Lessee shall remain with the Premises, be a part of the realty, and belong to Lessor. If Lessor consents to any Alterations to the Premises by Lessee, the same shall be made by Lessee at Lessee's sole cost and expense in accordance with plans and specifications approved by Lessor. Any Alterations made by Lessee (whether or not Lessor's consent is required therefor) shall be performed in accordance with all applicable laws, ordinances and codes and in a first class workmanlike manner, and shall not weaken or impair the structural strength or lessen the value of the Building, shall not invalidate, diminish, or adversely affect any warranty applicable to the Building or any other improvements located within the Project, including any equipment therein, and shall be performed in a manner causing Lessor and Lessor's agents and other tenants of the Building the least interference and inconvenience practicable under the circumstances. In making any such Alterations, Lessee shall, at Lessee's sole cost and expense:

         (i) File for and secure any necessary permits or approvals from all governmental departments or authorities having jurisdiction, and any utility company having an interest therein,

         (ii) Notify Lessor in writing at least fifteen (15) days prior to the commencement of work on any Alteration, so that Lessor can post and record appropriate notices of non-responsibility, and

         (iii) Provide Lessor with copies of all drawings and specifications prior to commencement of construction of any Alterations, and provide Lessor with "as built" plans and specifications (on CAD diskette if available) following completion of such Alterations.

     In no event shall Lessee make or suffer to be made any Alteration to the mechanical or utility systems of the Building, to the Common Area or the structural portions of the Building or any part thereof without Lessor's prior written consent, which consent may be withheld in Lessor's sole discretion.

     b. REMOVAL. Upon Lease Termination, Lessee shall, upon written demand by Lessor at Lessee's sole cost and expense, forthwith and with all due diligence remove any Alterations made by Lessee, which is then designated by Lessor to be removed (provided that Lessor has, at the time of Lessor's consent to such Alterations (or if no consent is required pursuant hereto, within fifteen (15) days following Lessor's receipt of written notice from Lessee of such Alterations not requiring Lessor's consent), notified Lessee that such removal may be required) and Lessee shall, forthwith and with all due diligence at its sole cost and expense, repair any damage to the Project caused by such removal. Without limiting the generality of the foregoing, Lessor may not require removal of any of the initial Lessee Improvements unless at the time of Lessor's approval of the Final Working Drawings, Lessor notified Lessee that removal thereof may be required upon Lease Termination. Lessee shall also, upon Lease Termination and provided that Lessee is not then in default hereunder, remove Lessee's movable equipment, furnishings, trade fixtures and other personal property (excluding any Alterations made by Lessee not specifically designated by Lessor to be removed), provided that Lessee shall, forthwith and with all due diligence at its sole cost and expense, repair any damages to the Project caused by such removal. Unless Lessor elects to have Lessee remove any such Alterations, all such Alterations except for movable furniture and trade fixtures of Lessee not affixed to the Premises, shall become the property of Lessor upon Lease Termination (without any payment therefor) and remain upon and be surrendered with the Premises.

     c. ALTERATIONS REQUIRED BY LAW. Subject to Article 4.d. above, Lessee shall pay to Lessor as additional rent, the cost of any structural or non-structural alteration, addition or change to the Building and/or at Lessor's election, shall promptly make, at Lessee's sole expense and in accordance with the provisions of subsection 10.a. above, any structural or non-structural alteration, addition or change to the Premises required to comply with laws, regulations, ordinances or orders of any public agencies, whether now existing or hereinafter promulgated, where such alterations, additions or changes are required by reason of: Lessee's or Lessee's Agents' acts; Lessee's particular use (as opposed to mere occupancy for general office use) or change of use to the Premises; alterations or improvements to the Premises made by or for Lessee; or Lessee's application for any permit or governmental approval.

     d. LESSOR'S IMPROVEMENTS. All fixtures, improvements or equipment which are installed, constructed on or attached to the Premises, or any part of the Project by Lessor at its expense shall be a part of the realty and belong to Lessor.

11.  REPAIRS.

     a. BY LESSEE. Subject to the express provisions of this Lease, by taking possession of the Premises, Lessee shall be deemed to have accepted the Premises as being in good and sanitary order, condition and repair and to have accepted the Premises in their condition existing as of the date of such possession, subject to all applicable laws, covenants, conditions, restrictions, easements, and other matters of public record and the Rules and Regulations from time to time promulgated by Lessor governing the use of any portion of the Project. Lessee shall at Lessee's sole cost and expense, keep every part of the Premises in good condition and repair, except for ordinary wear and tear, repairs or restoration work due to casualty damage or condemnation governed by Article 21 or Article 24 below (except that Lessee shall be obligated for performance of its obligations under such Articles), and work which is specified to be the obligation of Lessor pursuant to this Lease. If Lessee fails to maintain the Premises as required by this Lease, Lessor may give Lessee notice to do such acts as are reasonably required to so maintain the Premises and if Lessee fails to commence such work immediately in an emergency or where immediate action is required to protect the Premises or any portion of the Project, or within ten (10) days after such notice is given under other circumstances, and diligently prosecute it to completion, then Lessor or Lessor's agents, in addition to all of the rights and remedies available hereunder or by law and without waiving any alternative remedies, shall have the right to enter the Premises and to do such acts and expend such funds at the expense of Lessee as are reasonably required to perform such work. Any amount so expended by Lessor shall be paid by Lessee to Lessor as additional rent, upon demand. With respect to any work performed by Lessor pursuant to this Article 11.a., Lessor shall be liable to Lessee only for physical damage caused to Lessee's personal property located within the Premises to the extent such damage is caused by Lessor's active negligence or willful misconduct and is not covered by the insurance required to be maintained by Lessee pursuant to this Lease. In no event shall Lessor have any liability to Lessee for any other damages, or for any inconvenience or interference with the use of the Premises by Lessee, or for any consequential damages, including lost profits, as a result of performing any such work. Except as specifically provided in an addendum, if any, to this Lease, Lessor shall have no obligation whatsoever to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof and the parties hereto affirm that Lessor has made no representations or warranties, express or implied, to Lessee respecting the condition of the Premises or any part of the Project except as specifically set forth in this Lease.

     b. BY LESSOR. The costs of repairs and maintenance which are the obligation of Lessor under this Lease or which Lessor elects to perform under this Lease except such repairs and maintenance which are the responsibility of Lessee hereunder, shall be an Operating Expense. Lessor shall repair and maintain the structural portions of the Building and the basic plumbing, air conditioning, heating, electrical and integrated Building mechanical systems installed or furnished by Lessor, unless such maintenance or repairs are caused in part or in whole by the act, neglect, fault or omission of any duty by Lessee or Lessee's Agents, in which case Lessee shall pay to Lessor the reasonable cost of such maintenance or repairs as additional rent. Lessor shall not be liable for any failure to make any such repairs or to perform any maintenance for which Lessor is responsible as provided above unless Lessor fails to commence such work for a period of more than thirty
(30) days after written notice of the need of such repairs or maintenance is given to Lessor by Lessee and the failure is due solely to causes within Lessor's reasonable control. Except as provided in Article 21 of this Lease, there shall be no abatement of Rentals, and in any event there shall be no liability of Lessor by reason of any injury to or interference with Lessee's business arising from the making of any repairs, alterations or improvements in or to any portion of the Project or in or to fixtures, appurtenances and equipment therein. Lessee waives the benefits of any statute now or hereafter in effect (including, without limitation, the provisions of subsection 1 of Section 1932, Section 1941 and Section 1942 of the California Civil Code and any similar or dissimilar law, statute or ordinance now or hereafter in effect) which would otherwise afford Lessee the right to make repairs at Lessor's expense (or to deduct the cost of such repairs from Rentals due hereunder) or to terminate this Lease because of Lessor's failure to keep the Premises in good and sanitary order.

12. LIENS. Lessee shall keep the Premises and every portion of the Project free from any and all mechanics', materialmen's and other liens, and claims thereof, arising out of any work performed, materials furnished or obligations incurred by or for Lessee. Lessee shall indemnify and defend with counsel acceptable to Lessor and hold Lessor harmless from and against any liens, demands, claims, actions, suits, proceedings, orders, losses, costs, damages, liabilities, penalties, expenses, judgments or encumbrances (including without limitation, attorneys' fees) arising out of any work or services performed or materials furnished by or at the direction of Lessee or Lessee's Agents or any contractor employed by Lessee with respect to the Premises. Should any claims of lien relating to work performed, materials furnished or obligations incurred by Lessee be filed against, or any action be commenced affecting the Premises, any part of the Project, and/or Lessee's interest therein, Lessee shall give Lessor notice of such lien or action within three (3) days after Lessee receives notice of the filing of the lien or the commencement of the action. If Lessee does not, within twenty (20) days following the imposition of any such lien, cause such lien to be released of record by payment or posting of a proper bond, Lessor shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including by payment of the claim giving rise to such lien or by posting a proper bond, or by requiring Lessee to post for Lessor's benefit a bond, surety, or cash amount equal to one and one-half (1-1/2) times the amount of lien and sufficient to release the Premises and Project from the lien. All sums paid by Lessor pursuant to this Article 12 and all expenses incurred by it in connection therewith including attorneys' fees and costs shall be payable to Lessor by Lessee as additional rent on demand.

13.  ASSIGNMENT AND SUBLETTING.

     a. PROHIBITIONS IN GENERAL. Lessee shall not (whether voluntarily, involuntarily, or by operation of law) assign this Lease or allow all or any part of the Premises to be sublet, without Lessor's prior written consent in each instance, which consent shall not be unreasonably withheld, subject, nevertheless, to the provisions of this Article 13. Notwithstanding anything to the contrary contained herein, Lessee shall have the right without Lessor's prior consent and without being subject to Article 13.e. or 13.g. below, but upon not less than fifteen (15) days prior written notice to Lessor, to assign this Lease or sublet the Premises to any entity (i) controlling, controlled by or having fifty percent (50%) or more common control with Lessee, or (ii) resulting from a merger or consolidation with Lessee or acquiring substantially all of the assets and/or substantially all of the stock of Lessee; provided that any such entity shall have a tangible net worth no less than Lessee's tangible net worth as of the execution of this Lease, such entity shall replace the Letter of Credit (if necessary) or post a cash Security Deposit in the then applicable LC Amount in accordance with
Article 6 above, and such entity shall assume the obligations and liabilities of Lessee under this Lease, and no such assignment or sublease shall in any manner release Lessee from its primary liability under this Lease. For all purposes of this Lease, a "Permitted Transferee" shall mean an assignee or subtenant of Lessee under an assignment or subletting which is permitted without Lessor's prior consent pursuant to clause (i) or (ii) above. Except as otherwise specifically provided in this Article 13, Lessee shall not (whether voluntarily, involuntarily, or by operation of law) (1) allow all or any part of the Premises to be occupied or used by any person or entity other than Lessee, (2) transfer any right appurtenant to this Lease or the Premises, (3) mortgage, hypothecate or encumber the Lease or Lessee's interest in the Lease or Premises (or otherwise use the Lease as a security device) in any manner, or (4) permit any person to assume or succeed to any interest whatsoever in this Lease, without Lessor's prior written consent in each instance, which consent may be withheld in Lessor's sole and absolute discretion.

     Any assignment, sublease, hypothecation, encumbrance, or transfer (collectively "Transfer") without Lessor's consent shall be voidable. Lessor's consent to any one Transfer shall not constitute a waiver of the provisions of this Article 13 as to any subsequent Transfer nor a consent to any subsequent Transfer. The provisions of this subsection 13.a. expressly apply to all heirs, successors, sublessees, assigns and transferees of Lessee. If Lessor consents to a proposed Transfer, such Transfer shall be valid and the transferee shall have the right to take possession of the Premises only if the Assumption Agreement described in subsection 13.c. below is executed and delivered to Lessor, Lessee has paid the costs and fees described in subsection 13.i. below, and an executed counterpart of the assignment, sublease or other document evidencing the Transfer is delivered to Lessor and such transfer document contains the same terms and conditions as stated in Lessee's notice given to Lessor pursuant to subsection 13.d. below, except for any such modifications Lessor has consented to in writing. The acceptance of Rentals by Lessor from any person or entity other than Lessee shall not be deemed to be a waiver by Lessor of any provision of this Lease or to be a consent to any Transfer. In addition to and without limitation upon the other provisions of this Article 13, in the event of Lessor's consent to a Transfer to a transferee having a tangible net worth which is less than Lessee's tangible net worth as of the execution of this Lease then Lessor may require as a condition to such Transfer (in addition to the other requirements under this Article 13), that the transferee post a letter of credit as additional security for the performance of such entity's performance of its obligations, which letter of credit shall be governed in all respects by the provisions of Article 6 above, except that the "LC Amount" applicable thereto shall in no event to exceed the original LC Amount under Article 6 and such "LC Amount" applicable thereto shall not be subject to reduction in manner in which the original LC Amount is subject to reduction in accordance with Article 6.

     b. COLLECTION OF RENT. Lessee irrevocably assigns to Lessor, as security for Lessee's obligations under this Lease, all rent not otherwise payable to Lessor by reason of any Transfer of all or any part of the Premises or this Lease. Lessor, as assignee of Lessee, or a receiver for Lessee appointed on Lessor's application, may collect such rent and apply it toward Lessee's obligations under this Lease; provided, however, that until the occurrence of any default by Lessee or except as provided by the provisions of subsection 13.f. below, Lessee shall have the right to collect such rent.

     c. ASSUMPTION AGREEMENT. As a condition to Lessor's consent to any Transfer of Lessee's interest in this Lease or the Premises, Lessee and Lessee's assignee, sublessee, encumbrancer, hypothecate, or transferee (collectively "Transferee"), shall execute a written Assumption Agreement, in a form reasonably approved by Lessor, which Agreement shall include a provision that Lessee's Transferee shall expressly assume all obligations of Lessee under this Lease, and shall be and remain jointly and severally liable with Lessee for the performance of all conditions, covenants, and obligations under this Lease from the effective date of the Transfer of Lessee's interest in this Lease (except that as to a subletting, such Assumption Agreement shall relate only to performance of Lessee's non-rent payment obligations under this Lease relating to the portion of the Premises subleased). In no event shall

Lessor have any obligation to materially amend or modify this Lease in connection with any proposed Transfer, including, without limitation, amending or modifying the use restriction set forth in subsection 8.a. above.

     d. REQUEST FOR TRANSFER. Lessee shall give Lessor at least thirty (30) days prior written notice of any desired Transfer and of the proposed terms of such Transfer, including but not limited to: the name and legal composition of the proposed Transferee; an audited financial statement of the proposed Transferee prepared in accordance with generally accepted accounting principles within one year prior to the proposed effective date of the Transfer; the nature of the proposed Transferee's business to be carried on in the Premises; the payment to be made or other consideration to be given on account of the Transfer; and other such pertinent information as may be requested by Lessor, all in sufficient detail to enable Lessor to evaluate the proposed Transfer and the prospective Transferee. Lessee's notice shall not be deemed to have been served or given until such time as Lessee has provided Lessor with all information specified above and all additional information requested by Lessor pursuant to this subsection 13.d. Lessee shall immediately notify Lessor of any modification to the proposed terms of such Transfer.

     e. EXCESS CONSIDERATION. In the event of any Transfer (other than a Transfer to a Permitted Transferee), Lessor shall receive as additional rent hereunder, fifty percent (50%) of Lessee's "Excess Consideration" derived from such Transfer. If Lessee shall elect to Transfer (other than to a Permitted Transferee), Lessee shall use reasonable and good faith efforts to secure consideration from any such Transferee which would be generally equivalent to then-current market rent, but in no event shall Lessee's monetary obligations to Lessor, as set forth in this Lease, be reduced. As used herein, "Excess Consideration" shall mean all rent, additional rent, key money, bonus money and/or other consideration (including, without limitation, any payment in excess of fair market value for services rendered by Lessee to the Transferee for assets, fixtures, inventory, equipment, or furniture transferred by Lessee to the Transferee in connection with the Transfer) received by Lessee from a Transferee and/or paid by a Transferee on behalf of Lessee in connection with the Transfer in excess of the rent, additional rent and other sums payable by Lessee under this Lease (on a per square foot basis if less than all of the Premises is subject to such Transfer), less the sum of Lessee's reasonable out-of-pocket costs incurred for brokerage commissions, attorneys' fees and any Alterations to the Premises in connection with such Transfer and an amount equal to the then unamortized cost of any Lessee Improvements made by Lessee at Lessee's cost (based upon monthly straight line amortization over the initial eighty-four (84) month Lease Term). If part of the Excess Consideration shall be payable by the Transferee other than in cash, then Lessor's share of such non-cash consideration shall be in such form as is reasonably satisfactory to Lessor.

     f. STANDARDS FOR CONSENT. Without otherwise limiting the criteria upon which Lessor may withhold its consent to any proposed Transfer, the parties hereby agree that it shall be deemed presumptively reasonable for Lessor to withhold its consent to a proposed Transfer if:

         (i) The proposed Transferee's net worth (according to generally accepted accounting principles) is not sufficient in Lessor's reasonable business judgment given the obligations to be performed by the proposed Transferee pursuant to the proposed Transfer;

         (ii) The proposed Transferee's use of the Premises is inconsistent with the permitted use of the Premises set forth in this Lease or the proposed Transferee is of a character or reputation which is not consistent with the quality of the Building or Project;

         (iii) As to a Transfer of less than all of the Premises, the space to be Transferred is not regular in shape with appropriate means of ingress and egress suitable for normal leasing purposes;

         (iv) The proposed Transferee is a governmental agency or instrumentality thereof or a person or entity (or an affiliate thereof) currently leasing or occupying space within the Project or with whom Lessor is then negotiating for the lease or occupancy of space within the Project;

         (v) Lessee is in default under this Lease at the time Lessee requests consent to the proposed Transfer; or

         (vi) The proposed Transfer will result in more than a reasonable and safe number of occupants per floor within the space proposed to be Transferred or will result in insufficient parking for the Building.

     g.  Intentionally omitted.

     h. CORPORATIONS AND PARTNERSHIPS. If Lessee is a partnership, a withdrawal or substitution (whether voluntary, involuntary, or by operation of law and whether occurring at one time or over a period of time) of any partner(s) owning twenty-five percent (25%) or more of the partnership, any assignment(s) of twenty-five percent (25%) or more (cumulatively) of any interest in the capital or profits of the partnership, or the dissolution of the partnership shall be deemed a Transfer of this Lease. Subject to the provisions of Article 13.a. above, if Lessee is a corporation, limited liability company or other entity, any dissolution, merger, consolidation or other reorganization of Lessee, any sale or transfer (or cumulative sales or transfers) of the capital stock of or equity interests in Lessee in excess of twenty-five percent (25%) or any sale (or cumulative sales) of more than fifty percent (50%) of the value of the assets of Lessee shall be deemed a Transfer of this Lease. This subsection 13.h. shall not apply to corporations the capital stock of which is publicly traded.

     i. ATTORNEYS' FEES AND COSTS. Lessee shall pay, as additional rent, Lessor's actual costs and attorneys' fees incurred for reviewing, investigating, processing and/or documenting any requested Transfer, whether or not Lessor's consent is granted.

     j. MISCELLANEOUS. Regardless of Lessor's consent, no Transfer shall release Lessee of Lessee's obligations under this Lease or alter the primary liability of Lessee to pay the Rentals and to perform all other obligations to be performed by Lessee hereunder. The acceptance of Rentals by Lessor from any other person shall not be deemed to be a waiver by Lessor of any provision hereof. Upon default by any assignee of Lessee or any successor of Lessee in the performance of any of the terms hereof, Lessor may proceed directly against Lessee without the necessity of exhausting remedies against said assignee or successor. Lessor may consent to subsequent assignments or subletting of this Lease or amendments or modifications to this Lease with any assignee of Lessee, without notifying Lessee, or any successor of Lessee, and without obtaining its or their consent thereto and such action shall not relieve Lessee of liability under this Lease.

     k. REASONABLE PROVISIONS. Lessee acknowledges that, but for Lessee's identity, financial condition and ability to perform the obligations of Lessee under the Lease, Lessor would not have entered into this Lease nor demised the Premises in the manner set forth in this Lease, and that in entering into this Lease, Lessor has relied specifically on Lessee's identity, financial condition, responsibility and capability of performing the obligations of Lessee under the Lease. Lessee acknowledges that Lessor's rights under this Article 13, including, without limitation, the right to withhold consent to certain Transfers in Lessor's sole and absolute discretion, are reasonable, agreed upon and bargained for rights of Lessor and that the Rentals set forth in the Lease have taken into consideration such rights. Lessee expressly agrees that the provisions of this Article 13 are not unreasonable standards or conditions for purposes of Section 1951.4(b)(2) of the California Civil Code, as amended from time to time, under the Federal Bankruptcy Code or for any other purpose.

14. HOLD HARMLESS. Lessee shall to the fullest extent permitted by law, indemnify, defend with counsel acceptable to Lessor, and hold Lessor and Lessor's employees, agents, partners, officers, directors and shareholders harmless from and against any and all claims, damages, losses, liabilities, penalties, judgments, and costs and expenses (including, without limitation, attorneys' fees) and any suit, action or proceeding brought pursuant thereto (collectively, "Claims"), including, without limitation, Claims for property damage, or personal injury including death, arising out of (i) Lessee's use of the Premises or any part thereof, or any activity, work or other thing done by Lessee or any of Lessee's Agents in the Premises, (ii) any activity, work or other thing done or permitted by Lessee or any of Lessee's Agents in the Premises, or any part thereof, (iii) any breach or default in the performance of any obligation on Lessee's part to be performed under the terms of this Lease, (including, without limitation, a failure to maintain insurance as provided in Article 16), or (iv) any negligence or wilful misconduct of Lessee or Lessee's Agents; provided, however, that Lessee shall not be required to indemnity Lessor pursuant hereto for Claims to the extent
(1) arising as a result of Lessor's default under this Lease, or the negligence or wilful misconduct of Lessor or any of Lessor's employees, agents or contractors, and (2) not covered by the insurance required to be maintained by Lessee pursuant to this Lease.

     The indemnity herein shall extend to the costs and expenses incurred by Lessor for administrative expenses, consultant fees, expert costs, investigation expenses and costs incurred in settling indemnified claims, whether such costs occurred before or after any litigation is commenced. The obligations of Lessee pursuant to this Article 14 and elsewhere in this Lease with respect to indemnification of Lessor shall survive the Lease
Termination and shall continue in effect until any and all claims, actions or causes of action with respect to any of the matters indemnified against are fully and finally barred by the applicable statute of limitations. In no event shall any of insurance provisions set forth in Article 16 of this Lease be construed as any limitation on the scope of indemnification set forth herein.

     Lessee as a material part of the consideration to Lessor hereby assumes all risk of damage or loss to property or injury or death to person in, upon or about all portions of the Project from any cause except as hereinafter stated. Lessor or its agents shall not be liable for any damage or loss to property entrusted to employees of any part of the Project nor for loss or damage to any property by theft or otherwise, nor for any injury or death or damage or loss to persons or property resulting from any accident, casualty or condition occurring in or about any portion of the Project, or to any equipment, appliances or fixtures therein, or from any other cause whatsoever. Lessee's assumption of risk and the exculpation of Lessor pursuant hereto is unqualified with the single exception that it shall not apply to, and Lessor shall indemnify, defend and hold harmless Lessee from and against, the portion of any claim, damage or loss to the extent arising out of Lessor's default under this Lease or the negligence or willful misconduct of Lessor or any of Lessor's employees, agents or contractors, and not covered by the insurance required to be maintained by Lessee pursuant to this Lease. Lessor or its agents shall not be liable for interference with the light or other incorporeal hereditaments, nor shall Lessor be liable for any latent defect in the Premises or in the Building. Notwithstanding any other provision of this Lease, in no event shall Lessor have any liability for loss of business (including, without limitation, lost profits) by Lessee. Lessee shall give prompt written notice to Lessor in case of fire or accidents in the Premises or in the Building or of defects therein or in the fixtures or equipment.

     If, by reason of any act or omission of Lessee or Lessee's Agents, Lessor is made a party defendant to any litigation concerning this Lease or any part of the Project or otherwise, Lessee shall indemnify, defend with counsel acceptable to Lessor, and hold Lessor harmless from any liability and damages incurred by (or threatened against) Lessor as a party defendant, including without limitation all damages, costs and expenses, including attorneys' fees.

15. SUBROGATION. Notwithstanding anything to the contrary contained in this Lease, Lessor releases Lessee and Lessee's officers, directors, agents, employees, partners and shareholders from any and all claims or demands for damages, loss, expense or injury arising out of any perils to the extent covered by first party property damage insurance carried by Lessor (or which would have been so covered if Lessor had maintained the first party property damage insurance required to be maintained by Lessor pursuant to this Lease), or that are due to the negligence of Lessee or Lessee's officers, directors, agents, employees, partners and shareholders and regardless of cost or origin, to the extent such waiver is permitted by Lessor's insurers and does not prejudice the insurance required to be carried by Lessor under this Lease. Lessee releases Lessor and Lessor's officers, directors, agents, employees, partners and shareholders from any and all claims or demands for damages, loss, expense or injury arising out of any perils to the extent covered by the first party property damage insurance carried by Lessee (or which would have been so covered if Lessee had maintained the first party property damage insurance required to be maintained by Lessee pursuant to this Lease), whether due to the negligence of Lessor or its officers, directors, agents, employees, partners and shareholders and regardless of cost or origin, to the extent such waiver is permitted by Lessee's insurers and does not prejudice the insurance required to be carried by Lessee under this Lease. Lessor and Lessee shall each use reasonable efforts to seek to obtain insurance provider approval of the waiver set forth herein and each party shall promptly notify the other in the event it is unable to obtain such approval.

16.  LESSEE'S INSURANCE.

     a. Lessee shall, at Lessee's expense, obtain and keep in force during the Term a policy of commercial general liability insurance, including the broad form endorsement, insuring Lessor and Lessee against any liability arising out of the ownership, use, occupancy, maintenance, repair or improvement of the Premises and all areas appurtenant thereto. Such insurance shall provide single limit liability coverage of not less than Three Million Dollars ($3,000,000.00) per occurrence for bodily injury or death and property damage. Such insurance shall name Lessor and, at Lessor's request, Lessor's mortgagee, each as an additional insured, and shall provide that Lessor and any such mortgagee, although an additional insured, may recover for any loss suffered by Lessor or Lessor's agents by reason of Lessee's or Lessee's Agent's negligence. All such insurance shall be primary and non-contributing with respect to any insurance maintained by Lessor and shall specifically insure Lessee's performance of the indemnity and hold harmless agreements contained in Article 14 above although Lessee's obligations pursuant to Article 14 shall not be limited to the amount of any insurance required of or carried by Lessee under this Article 16 and Lessee is responsible for ensuring that the amount of liability insurance carried by Lessee is sufficient for Lessee's purposes. Lessee may carry said insurance under a blanket policy provided that such policy conforms with the requirements specified in this Article and the coverage afforded Lessor is not diminished thereby.

     b. Lessee acknowledges and agrees that insurance coverage carried by Lessor will not cover Lessee's property within the Premises or within the Building. Lessee shall, at Lessee's expense, obtain and keep in force during the Term a policy of "All Risk" property insurance, including without limitation, coverage for earthquake and flood (at Lessee's option); boiler and machinery (if applicable); sprinkler damage; vandalism; malicious mischief; and demolition, increased cost of construction and contingent liability from changes in building laws on all leasehold improvements installed in the Premises by Lessee at its expense (if any), and on all equipment, trade fixtures, inventory, fixtures and personal property located on or in the Premises, including improvements or fixtures hereinafter constructed or installed on the Premises. Such insurance shall be in an amount equal to the full replacement cost of the aggregate of the foregoing and shall provide coverage comparable to the coverage in the Standard ISO All Risk form, when such form is supplemented with the coverage required above.

     c. If Lessee fails to procure and maintain any insurance required to be procured and maintained by Lessee pursuant to this Lease, Lessor may, but shall not be required to, procure and maintain all or any portion of the same, at the expense of Lessee. Lessor's election pursuant to this subsection
16.c. to procure and maintain all or any portion of the insurance which Lessee fails to procure and maintain is acknowledged by Lessee to be for Lessor's sole benefit. Lessee acknowledges that any insurance procured and maintained by Lessor pursuant to this subsection 16.c. may not be sufficient to adequately protect Lessee. Any personal property insurance procured and maintained by Lessor for Lessee's equipment, trade fixtures, inventory, fixtures and personal property located on or in the Premises, including improvements or fixtures hereinafter constructed or installed on the Premises, may not sufficiently cover the replacement cost thereof. Any insurance procured and maintained by Lessor pursuant to this subsection 16.c. may provide for less coverage than is required to be maintained by Lessee pursuant to this Lease. Lessee acknowledges and agrees that Lessee is and shall remain solely responsible for procuring insurance sufficient for Lessee's purposes, notwithstanding the fact that Lessor has procured or maintained any insurance pursuant to this subsection 16.c. Any insurance required to be maintained by Lessee hereunder shall be in companies with a security rating of A or better, and a financial size category rating of X or better, in the then most recently published "Best's Insurance Guide". Prior to occupancy of the Premises (and thereafter annually with respect to renewals, not later than thirty (30) days prior to expiration of then existing policies), Lessee shall deliver to Lessor copies of the policies of insurance required to be kept by Lessee hereunder, or certificates evidencing the existence and amount of such insurance, with evidence satisfactory to Lessor of payment of premiums. No policy shall be cancelable or subject to reduction of coverage except after thirty (30) days prior written notice to Lessor.

     d. Not more frequently than once every year, Lessee shall increase the amounts of insurance as reasonably recommended by Lessor's insurance broker provided that the amount of insurance recommended by such broker shall not exceed the amount customarily required of tenants in comparable projects located in San Mateo, California. Any limits set forth in this Lease on the amount or type of coverage required by Lessee's insurance shall not limit the liability of Lessee under this Lease.

     e. As an item of Building Service Expenses, Lessor hereby agrees to maintain in effect during the Term of this Lease a policy or policies of "all risk" insurance (or its then equivalent coverage) in an amount not less than the replacement cost of the Building (exclusive of footings, foundations and excavation) and Lessor shall also have the right (but not the obligation) to maintain such other insurance coverages in such other amounts as Lessor determines to be appropriate.

17. SERVICES AND UTILITIES. Provided that Lessee is not in default hereunder and subject to the rules and regulations of the Building of which the Premises are a part, Lessor agrees to furnish to the Premises during the hours of 7:00 a.m. to 6:00 p.m., Monday through Friday, other than recognized Building holidays (collectively, "Building Hours"), heating and air-conditioning service which is required in Lessor's good faith judgment for the comfortable use and occupation of the Premises, and at all times electricity for normal lighting, water and elevator service which are required in Lessor's good faith judgment for the comfortable use and occupation of the Premises. During recognized business days for the Building, and subject to the reasonable rules and regulations of the Building and Project, Lessor shall furnish to the Premises and the Common Areas, janitorial service consistent with the standards of janitorial service provided to tenants in comparable buildings in the San Mateo/Foster City area, window washing, fluorescent tube replacement and toilet supplies; provided, however, Lessor shall not be required to provide janitorial services for any portion of the Premises to the extent required as a result of the preparation or consumption of food or beverages (provided that nothing in this paragraph shall be construed as a consent by Lessor to the preparation or consumption of such food or beverages unless otherwise expressly provided elsewhere in this Lease). Lessor shall also maintain and keep lighted during such hours and after-hours (at levels sufficient for after-hours usage) the common stairs, common entries and toilet rooms in the Building. Lessor shall not be liable for, and Lessee shall not be entitled to, any reduction of Rentals by reason of Lessor's failure to furnish any of the foregoing when such failure is caused by casualty, Act of God, accident, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character, or by any other cause, similar or dissimilar, beyond the reasonable control of Lessor. Lessor shall not be liable under any circumstances for injury to or death of or loss or damage to persons or property or damage to Lessee's business, however occurring, through or in connection with or incidental to failure to furnish any of the foregoing. Wherever heat generating machines or equipment are used in the Premises which affect the temperature otherwise maintained by the air conditioning system, Lessor reserves the right to install supplementary air conditioning units in the Premises and the cost thereof, including the cost of installation and the cost of operation and maintenance thereof, shall be paid by Lessee to Lessor upon demand by Lessor as additional rent. The costs of all utilities and services furnished by Lessor to Lessee pursuant to this Article 17 which are not specified as being reimbursed or paid directly by Lessee shall be included as items of Building Operating Expenses.

     Lessee will not, without the prior written consent of Lessor, use or permit the use of any apparatus or device in or upon the Premises (including, but without limitation thereto, machines using in excess of 120 volts), which will in any way increase the amount of gas, electricity or water usually furnished or supplied for the use of the Premises as general office space (which, as to electricity consumption, the parties hereby agree to mean not more than four (4) watts per square foot of usable area on a demand load basis); nor will Lessee connect or permit connection of any apparatus or device for the purpose of using gas, electric current or water with electric current, gas or water supply lines, except for electricity through existing electrical outlets in the Premises. If Lessee requires water or electric current in excess of that usually furnished or supplied for the use of the Premises as general office space (including, without limitation, as a result of use at times other than during Building Hours), Lessee shall first procure the written consent of Lessor to the use thereof (which consent may be granted or withheld in Lessor's reasonable discretion, except that no such consent shall be required for mere operation by Lessee during times other than Building Hours) and Lessor may cause a water or gas meter or electric current meter to be installed in the Premises so as to measure the amount of water, gas and electric current consumed for any such use. The cost of any such meters and of installation, maintenance and repair thereof shall be paid for by the Lessee and Lessee agrees to pay to Lessor, as additional rent, promptly upon demand therefor by Lessor for all such water, gas and electric current consumed as shown by said meters, at the rates charged for such services by the local public utility furnishing the same, plus any additional expense incurred in keeping account of the water, gas and electric current so consumed. If a separate meter is not installed, such excess cost for such water, gas and electric current will be conclusively established by an estimate made by a utility company or electrical engineer selected by Lessor.

     If requested by Lessee in writing at least one (1) business day in advance, heating, ventillation and air conditioning ("HVAC") service shall be provided to the Premises other than during Building Hours (for a minimum period of three (3) consecutive hours at a time, except for after-hours HVAC service immediately following Building Hours, at which time the minimum period shall be one (1) hour), provided that Lessee shall pay to Lessor for each such hour of HVAC service during non-Building Hours, the then prevailing charge by Lessor for such service (which shall equal Lessor's determination in Lessor's reasonable business judgment of the actual cost of providing such non-Building Hours HVAC service, including, without limitation, costs of maintenance, labor and administration), which is presently Thirty-Five Dollars ($35.00) per hour per zone. Amounts payable by Lessee hereunder shall be paid as additional rent within thirty (30) days following Lessee's receipt of Lessor's billing therefor. However, if Lessee requires twenty-four (24) hour per day HVAC service, Lessor shall have the right to install a separate meter, at Lessee's expense, to measure such usage, and Lessee shall be responsible for all costs of such non-Building Hours usage in accordance herewith.

     Notwithstanding anything to the contrary contained in this Lease, during the Term of the Lease, if Lessee is actually prevented from using all or a material portion of the Premises as a result of an interruption in essential utility services to the Premises which is solely the fault of Lessor or Lessor's employees, agents or contractors, which prevention from use is not cured within seven (7) consecutive days following Lessor's receipt of written notice thereof from Lessee stating Lessee's intent to receive an abatement, then monthly Base Rent and Lessee's obligation for payment of Lessee's Percentage Share of Excess Expenses shall thereafter be equitably abated based upon the portion of the Premises which Lessee is so prevented from using, until and to the extent that Lessee is no longer so prevented from using such portion of the Premises as a result of the applicable interruption in essential utility services. Notwithstanding the foregoing, the provisions of Article 21 below and not the provisions of this paragraph shall govern in the event of casualty damage to the Premises or Project and the provisions of
Article 24 below and not the provisions of this paragraph shall govern in the event of condemnation of all or a part of the Premises or Project.

18. RULES AND REGULATIONS. Lessee shall faithfully observe and comply with the rules and regulations that Lessor shall from time to time promulgate for the Building and the Project. Lessor reserves the right from time to time to make all reasonable modifications to said rules and regulations; provided that any modification of the rules and regulations attached hereto as Exhibit "D" shall be reasonable, shall not materially interfere with Lessee's use of the Premises or Lessee's parking rights under this Lease, and shall not materially increase the obligations or materially decrease the rights of Lessee as set forth in this Lease. The additions and modifications to these rules and regulations shall be binding upon Lessee upon delivery of a copy of them to Lessee. Lessor shall not be responsible to Lessee for the non-performance of any said rules by any other tenants or occupants. The current "Rules and Regulations" are attached hereto as Exhibit "D". In the event of a conflict between the specific provisions of this Lease and such Rules and Regulations, the specific provisions of this Lease shall prevail.

19. HOLDING OVER. If Lessee remains in possession of the Premises or any part thereof after Lease Termination, with the express written consent of Lessor, such occupancy shall be a tenancy from month to month at a Base Rent in the amount of one hundred fifty percent (150%) of the Base Rent in effect immediately preceding such Lease Termination, plus all other rental charges payable hereunder, and upon all the terms hereof applicable to a month to month tenancy. In such case, either party may thereafter terminate this Lease at any time upon giving not less than thirty (30) days written notice to the other party. For any possession of the Premises after the Lease Termination without Lessor's consent, Lessee shall be liable for all detriment proximately caused by Lessee's possession, including without limitation, attorneys' fees, costs and expenses, claims of any succeeding tenant founded on Lessee's failure to vacate and for payment to Lessor of Base Rent in an amount equal to the greater of (a) one hundred fifty percent (150%) of the Base Rent in effect immediately preceding such Lease Termination, or (b) the fair market rental value for the Base Rent for the Premises, together with such other Rentals provided in this Lease to the date Lessee actually vacates the Premises, and such other remedies as are provided by law, in equity or under this Lease.

20. ENTRY BY LESSOR. Lessor reserves and shall at any and all reasonable times have the right to enter the Premises, inspect the same, supply janitorial service and any other service to be provided by Lessor to Lessee hereunder, to submit said Premises to prospective purchasers, mortgagees, lenders or tenants, to post notices of nonresponsibility, and to alter, improve or repair the Premises and any portion of the Building that Lessor may deem necessary or desirable, without any abatement of Rentals, and may for such purposes erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, provided that the entrance to the Premises shall not be unreasonably blocked thereby, and further provided that the business of the Lessee shall not be interfered with unreasonably. Lessor shall use reasonable efforts to provide Lessee with such prior oral or written notice of any such entry as is reasonably practicable under the circumstances, except in the event of an emergency or entry for scheduled provision of services to the Premises. In no event shall Lessor have any liability to Lessee for, and Lessee hereby waives any claim for, damages or for any injury or inconvenience to or interference with Lessee's business, any loss of occupancy or quiet enjoyment of the Premises, and any other damage or loss occasioned thereby. For each of the aforesaid purposes, Lessor shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Lessee's vaults, safes and files, and Lessor shall have the right to use any and all means which Lessor may deem proper to open said doors in an emergency in order to obtain entry to the Premises, without liability to Lessee except for any failure to exercise due care for Lessee's property under the circumstances of each entry. Any entry to the Premises obtained by Lessor by any of said means or otherwise shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Lessee from the Premises or any portion thereof. With respect to any entry by Lessor into the Premises, Lessor shall be liable to Lessee solely for physical damage caused to Lessee's personal property located within the Premises to the extent such damage is caused by Lessor's active negligence or willful misconduct and which is not covered by the insurance required to be maintained by Lessee pursuant to this Lease, and only with respect to an entry in an non-emergency situation.

21. RECONSTRUCTION. If the Premises are damaged and rendered substantially untenantable, or if the Building is damaged (regardless of damage to the Premises) or destroyed, Lessor may, within ninety (90) days after the casualty, notify Lessee of Lessor's election not to repair, in which event this Lease shall terminate at the expiration of the ninetieth (90th) day. If Lessor elects to repair the damage or destruction, this Lease shall remain in effect and the then current Base Rent and Lessee's Percentage Share of Excess Expenses shall be proportionately reduced during the period of repair. The reduction shall be based upon the extent to which the making of repairs interferes with Lessee's business conducted in the Premises, as reasonably determined by Lessor. All other Rentals due hereunder shall continue unaffected, and Lessee shall have no claim against Lessor for compensation for inconvenience or loss of business during any period of repair or reconstruction. Lessee shall continue the operation of its business on the Premises during any period of reconstruction or repair to the extent reasonably practicable from the standpoint of prudent business management. Upon Lessor's election to repair, Lessor shall diligently repair the damage to the extent of insurance proceeds available to Lessor. Lessor shall not be required to repair or replace, whether injured or damaged by fire or other cause, any items required to be insured by Lessee under this Lease including Lessee's fixtures, equipment, merchandise, personal property, inventory, panels, decoration, furniture, railings, floor covering, partitions or any other improvements, alterations, additions, or property made or installed by Lessee to the Premises. Lessee hereby waives all claims for loss or damage to the foregoing. Lessee waives any rights to terminate this Lease if the Premises are damaged or destroyed, including without limitation any rights pursuant to the provisions of Subdivision 2 of Section 1932 and Subdivision 4 of Section 1933 of the Civil Code of California, as amended from time to time, and the provisions of any similar law hereinafter enacted. If the Lease is terminated by Lessor pursuant to this Article 21, the unused balance of the Security Deposit and any Rentals unearned as of the effective date of termination shall be refunded to Lessee. Lessee shall pay to Lessor any Rentals or other charges due Lessor under the Lease, prorated as of the effective date of termination.

     Notwithstanding the foregoing, if less than thirty-three percent (33%) of the Rentable Area of the Building is damaged from an insured casualty and the insurance proceeds actually available to Lessor for reconstruction (net of costs to recover such proceeds and after all claimants thereto including lienholders have been satisfied or waive their respective claims) plus applicable deductible amounts under such insurance policies ("Net Insurance Proceeds") are sufficient to completely restore the Building or in the event of a casualty due to a cause which is not covered by the insurance maintained by Lessor (and which would not have been so covered if Lessor had maintained the insurance required to be maintained by Lessor pursuant to this Lease) but costing less than $500,000 to repair, Lessor agrees to make such reparations and continue this Lease in effect. If, upon damage of less than thirty-three percent (33%) of the Rentable Area of the Building there are not sufficient insurance proceeds actually available (when added to applicable deductible amounts) to allow Lessor to completely restore the Building, or in the event of a casualty due to a cause which is not covered by the insurance maintained by Lessor (and which would not have been so covered if Lessor had maintained the insurance required to be maintained by Lessor pursuant to this Lease) but costing $500,000 or more to repair, then Lessor shall not be obligated to repair the Building and the provisions of the first paragraph of this Article shall control. Notwithstanding anything to the contrary contained in this Article, Lessor shall not be permitted to terminate this Lease following casualty damage to portions of the Project other than the Premises unless Lessor also concurrently terminates the leases of all similarly affected Building tenants.

     Lessee shall not be entitled to any compensation or damages from Lessor for loss of the use of the whole or any part of the Premises, or for any damage to Lessee's business, or any inconvenience or annoyance occasioned by such damage, or by any repair, reconstruction or restoration by Lessor, or by any failure of Lessor to make any repairs, reconstruction or restoration under this Article or any other provision of this Lease. However, notwithstanding anything to the contrary contained in this Lease, in the event of material casualty damage to the Premises not resulting in termination of this Lease, Lessor shall deliver written notice to Lessee within ninety (90) days following such casualty damage or occurrence setting forth Lessor's good faith estimate of the time required for completion of repair and/or restoration of the Premises, and if such estimated time exceeds two hundred seventy (270) days from the occurrence of the casualty, Lessee may elect to terminate this Lease by written notice to Lessor within fifteen
(15) days following Lessee's receipt of such notice. In addition, if such repair is not substantially completed so as to permit Lessee's resumption of business from the Premises without material interference from any uncompleted repair work within two hundred forty (240) days from the occurrence of the casualty (or such longer period as may have been estimated in Lessor's written notice to Lessee pursuant hereto), then Lessee shall thereafter have the right to terminate this Lease upon thirty (30) days prior written notice to Lessor (provided that if such repair work is so substantially completed prior to the expiration of such thirty (30) day period, then Lessee's election to terminate shall be nullified and this Lease shall continue in full force and effect).

22. DEFAULT. The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Lessee:

     a. Lessee's failure to pay when due Base Rent or any other Rentals or other sums payable hereunder where such failure is not cured within five (5) days following Lessor's delivery of written notice thereof (which notice shall be in lieu of, and not in addition to, any notice required under applicable laws, including, without limitation, notices required under California Code of Civil Procedure Section 1161 or any similar or successor statute, provided such notice is served in the manner required under California Code of Civil Procedure Section 1162 or any successor statute);

     b.  Lessee's abandonment of the Premises;

     c. Commencement, and continuation for at least thirty (30) days, of any case, action, or proceeding by, against, or concerning Lessee, or any guarantor of Lessee's obligations under this Lease ("Guarantor"), under any federal or state bankruptcy, insolvency, or other debtor's relief law, including without limitation, (i) a case under Title II of the United States Code concerning Lessee, or a Guarantor, whether under Chapter 7, 11, or 13 of such Title or under any other Chapter, or (ii) a case, action, or proceeding seeking Lessee's or a Guarantor's financial reorganization or an arrangement with any of Lessee's or a Guarantor's creditors;

     d. Voluntary or involuntary appointment of a receiver, trustee, keeper, or other person who takes possession for more than thirty (30) days of substantially all of Lessee's or a Guarantor's assets, or of any asset used in Lessee's business on the Premises, regardless of whether such appointment is as a result of insolvency or any other cause;

     e. Execution of an assignment for the benefit of creditors of substantially all assets of Lessee or a Guarantor available by law for the satisfaction of judgment creditors;

     f. Commencement of proceedings for winding up or dissolving (whether voluntary or involuntary) the entity of Lessee or a Guarantor, if Lessee or such Guarantor is a corporation, partnership, limited liability company or other entity;

     g. Levy of a writ of attachment or execution on Lessee's interest under this Lease, if such writ continues for a period of ten (10) days;

     h.  Intentionally omitted;

     i. With respect to any report that Lessee is required to submit hereunder, the wilful submission by Lessee of a report which Lessee knows to be materially inaccurate;

     j. The use or occupancy of the Premises for any use or purpose not specifically allowed by the terms of this Lease; or

     k. Breach by Lessee of any term, covenant, condition, warranty, or provision contained in this Lease or of any other obligation owing or due to Lessor other than as described in subsections 22.a., b., c., d., e., f., g., h., i. or j. of this Article 22, where such failure shall continue for a period of thirty (30) days after written notice thereof by Lessor to Lessee; provided, however, that if the nature of Lessee's default is such that more than thirty (30) days are reasonably required for its cure, Lessee shall not be deemed to be in default if Lessee commences such cure within said thirty
(30) day period and thereafter diligently prosecutes such cure to completion, and if Lessee provides Lessor with such security as Lessor may require to fully compensate Lessor for any loss or liability to which

Lessor might be exposed; provided that any such notice from Lessor shall be in lieu of, and not in addition to, any notice required under applicable laws, including, without limitation, notices required under California Code of Civil Procedure Section 1161 or any similar or successor statute, provided such notice is served in the manner required under California Code of Civil Procedure Section 1162 or any successor statute.

23. REMEDIES UPON DEFAULT. Upon any default or breach by Lessee which is not cured within any applicable period for cure provided for in Article 22 above, at any time thereafter, with or without notice or demand, and without limiting Lessor in the exercise of any right or remedy which Lessor may have hereunder or otherwise at law or in equity by reason of such default or breach Lessor may do the following:

     a. TERMINATION OF LEASE. Lessor may terminate this Lease by notice to Lessee or any other lawful means, in which case this Lease shall terminate and Lessee shall immediately surrender possession of the Premises to Lessor. In such event Lessor shall be entitled to recover from Lessee:

         (i) The worth at the time of award of the unpaid Rentals which had been earned at the time of termination;

         (ii) The worth at the time of award of the amount by which the unpaid Rentals which would have been earned after termination until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided;

         (iii) The worth at the time of award (computed by discounting at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent) of the amount by which the unpaid Rentals for the balance of the Term after the time of award exceeds the amount of such rental loss that Lessee proves could be reasonably avoided; and

         (iv) Any other amounts necessary to compensate Lessor for detriment proximately caused by the default by Lessee or which in the ordinary course of events would likely result, including without limitation the reasonable costs and expenses incurred by Lessor for:

                (A)  Retaking possession of the Premises;

                (B) Cleaning and making repairs and alterations (including installation of leasehold improvements, whether or not the same shall be funded by a reduction of rent, direct payment or otherwise) necessary to return the Premises to good condition and preparing the Premises for reletting;

                (C) Removing, transporting, and storing any of Lessee's property left at the Premises (although Lessor shall have no obligation to remove, transport, or store any of the property);

                (D) Reletting the Premises, including without limitation, brokerage commissions, advertising costs, and attorneys' fees;

                (E)  Attorneys' fees, expert witness fees and court costs;

                (F) Any unamortized real estate brokerage commissions paid in connection with this Lease; and

                (G) Costs of carrying the Premises, such as repairs, maintenance, taxes and insurance premiums, utilities and security precautions, if any.

     The "worth at the time of award" of the amounts referred to in Articles 23.a.(i) and 23.a.(ii) is computed by allowing interest at an annual rate equal to the greater of: ten percent (10%); or five percent (5%) plus the rate established by the Federal Reserve Bank of San Francisco, as of the 25th day of the month immediately preceding the default by Lessee, on advances to member banks under Section 13 and 13(a) of the Federal Reserve Act, as then in effect or hereafter from time to time amended (the "Stipulated Rate").
The computation of the amount of rental loss that could be or could have been reasonably avoided by Lessor pursuant to California Civil Code section 1951.2 shall take into account the use restrictions set forth in Article 8.a. above except to the extent that Lessee proves that under all circumstances the enforcement of the use restriction would be unreasonable.

     b. CONTINUATION OF LEASE. Lessor shall have the remedy described in California Civil Code Section 1951.4 (Lessor may continue Lease in effect after Lessee's breach and abandonment and recover rent as it becomes due, if Lessee has right to sublet or assign, subject only to reasonable limitations), the parties hereby agreeing and acknowledging that Lessee has the right to sublet or assign under this Lease subject only to reasonable limitations. The use restriction provided in Article 8.a. above shall apply to Lessor's remedies under California Civil Code Section 1951.4 except to the extent that Lessee proves that under all circumstances enforcement of the use restriction would be unreasonable.

     c. OTHER REMEDIES. Lessor may pursue any other remedy now or hereafter available to Lessor under the laws or judicial decisions of the State in which the Premises are located.

     d.  GENERAL.  The following shall apply to Lessor's remedies:

         (i) No entry upon or taking of possession of the Premises or any part thereof by Lessor, nor any letting or subletting thereof by Lessor for Lessee, not any appointment of a receiver, nor any other act of Lessor, whether acceptance of keys to the Premises or otherwise, shall constitute or be construed as an election by Lessor to terminate this Lease or Lessee's right to possession of the Premises unless a written notice of such election be given to Lessee by Lessor.

         (ii) If Lessor elects to terminate this Lease or Lessee's right to possession hereunder, Lessee shall surrender and vacate the Premises in broom-clean condition, and Lessor may re-enter and take possession of the Premises and may eject all parties in possession or eject some and not others or eject none. Any personal property of or under the control of Lessee remaining on the Premises at the time of such re-entry may be considered and treated by Lessor as abandoned.

24. EMINENT DOMAIN. If a portion of the Premises materially and adversely affecting the operation of Lessee's business from the Premises is taken or appropriated for any public or quasi-public use under the power of eminent domain, or conveyed in lieu thereof, Lessee shall have the right, at its option, to terminate this Lease by written notice to Lessor given within ten
(10) days of the date of such taking, appropriation or conveyance. If any substantial part of the Building or the Project other than the Premises is so taken, appropriated or conveyed, Lessor shall have the right at its option to terminate this Lease. Notwithstanding anything to the contrary contained in this Article, Lessor shall not be permitted to terminate this Lease following condemnation to portions of the Project other than the Premises unless Lessor also concurrently terminates the leases of all similarly affected Building tenants. If this Lease is terminated as provided above: (i) the termination shall be effective as of the date upon which title to the Premises, the Building, the Project, or a portion thereof, passes to and vests in the condemnor or the effective date of any order for possession if issued prior to the date title vests in the condemnor; (ii) Lessor shall refund to Lessee any prepaid but unearned Rentals and the unused balance of the Security Deposit; and (iii) Lessee shall pay to Lessor any Rentals or other charges due Lessor under the Lease, prorated as of the date of taking.

     In the event of any such taking, appropriation or conveyance in lieu thereof, (i) Lessor shall be entitled to the entirety of any and all income, rent, award, or any interest therein whatsoever which may be paid or made (the "Award") in connection therewith (including, without limitation, any Award attributable to the value of any unexpired Term of this Lease), and Lessee shall have no claim against Lessor for (and hereby assigns to Lessor any claim which Lessee may have for) any Award attributable to the value of any unexpired Term of this Lease, and Lessee shall be entitled to make a claim for any separate award attributable to any taking of Lessee's trade fixtures and any amount allocable to the then unamortized cost of any Lessee Improvements made by Lessee at Lessee's cost (based upon monthly straight line amortization over the initial eighty-four (84) month Lease Term); and
(ii) if this Lease is not terminated as provided above, the Rental thereafter to be paid hereunder for the Premises shall be reduced in the same ratio that the percentage of the area of the Premises so taken, appropriated or conveyed bears to the total area of the Premises immediately prior to the taking, appropriation or conveyance. In addition, if any Rentable Area in the Building containing the Premises is so taken, appropriated or conveyed and this Lease is not terminated by Lessor, Lessee's Percentage Share of Excess Expenses shall be adjusted pursuant to Article 7.

     Notwithstanding this Article 24 above, upon a temporary taking of all or any portion of the Premises, the Lease shall remain in effect and Lessee shall continue to pay and be liable for all Rentals under this Lease. Upon such temporary taking, Lessee shall be entitled to any Award for the temporary use of the portion of the Premises taken which is attributable to the period prior to the date of Lease Termination, and Lessor shall be entitled to any portion of the Award for such use attributable to the period after Lease Termination. As used in this paragraph, a temporary taking shall mean a taking for a period of two hundred seventy (270) days or less and does not include a taking which is to last for an indefinite period and/or which will terminate only upon the happening of a specified event unless it can be determined at the time of the taking when such event will occur.

25. OFFSET STATEMENT; MODIFICATIONS FOR LENDER. Lessee shall at any time and from time to time within fifteen (15) days following request from Lessor execute, acknowledge and deliver to Lessor a statement in writing, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect), (ii) acknowledging that there are not, to Lessee's knowledge, any uncured defaults on the part of the Lessor hereunder, or specifying such defaults if any are claimed, (iii) certifying the date Lessee entered into occupancy of the Premises and that Lessee is open and conducting business at the Premises, (iv) certifying the date to which Rentals and other charges are paid in advance, if any, (v) evidencing the status of this Lease as may be required either by a lender making a loan affecting or a purchaser of the Premises, or part of the Project from Lessor, (vi) certifying that all improvements to be constructed on the Premises by Lessor are substantially completed (if applicable), except for any punch list items which do not prevent Lessee from using the Premises for its intended use, and (vii) certifying such other matters relating to this Lease and/or the Premises as may be requested by Lessor or a lender making a loan to Lessor or a purchaser of the Premises, or any part of the Project from Lessor. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Project, or any interest therein. Lessee shall, within fifteen (15) days following request of Lessor, deliver such other documents including Lessee's financial statements as are reasonably requested in connection with the sale of, or loan to be secured by, any portion of the Project, or any interest therein; provided that if and for so long as Lessee is a corporation whose stock is traded on a public exchange, delivery of Lessee's annual 10-K as supplemented by an subsequent 10-Q filings with the SEC shall be sufficient to satisfy Lessee's requirement for delivery of financial statements pursuant hereto.

     If in connection with obtaining financing for all or any portion of the Project, any lender shall request modifications of this Lease as a condition to Lessor obtaining such financing, Lessee will not unreasonably withhold, delay or condition its consent thereto, provided that such modifications do not increase the financial obligations of Lessee hereunder or materially and adversely affect the leasehold interest hereby created or Lessee's rights hereunder.

26. PARKING. Lessee shall have the right to use the number of non-exclusive parking spaces located within the Project as designated in
Article 1.1. without charge during the Term; except, however, notwithstanding anything to the contrary contained in this Lease, if a charge, fee, tax or other imposition is assessed against Lessor or the Project by applicable governmental authorities based upon use of parking spaces at the Project or is required by applicable governmental authorities to be assessed by Lessor upon users of parking spaces at the Project, then Lessee shall pay its equitable share of such charge, fee, tax or other imposition to Lessor monthly in advance as additional rent. Use of all parking spaces shall be subject to rules and regulations established by Lessor which may be altered at any time and from time to time during the Term. The location of all parking spaces may be designated from time to time by Lessor. Neither Lessee nor Lessee's Agents shall at any time use more parking spaces than the number so allocated to Lessee or park or permit the parking of their vehicles in any portion of the Parcel not designated by Lessor as a non-exclusive parking area. Lessee and Lessee's Agents shall not have the exclusive right to use any specific parking space, except as expressly stated in this Article 26.

     Notwithstanding the number of parking spaces designated for Lessee's non-exclusive use, in the event by reason of any rule, regulation, order, law, statute or ordinance of any governmental or quasi-governmental authority relating to or affecting parking on the Parcel, or any cause beyond Lessor's reasonable control, Lessor is required to reduce the number of parking spaces on the Parcel, Lessor shall have the right to proportionately reduce the number of Lessee's parking spaces and the non-exclusive parking spaces of other tenants of the Building. Lessor reserves the right in its reasonable discretion: to determine whether parking facilities are becoming overcrowded and in such event to re-allocate parking spaces among Lessee and other tenants of the Project provided that there is no reduction in the parking made available to Lessee pursuant to this Lease pursuant to Article 1.1. above; to have any vehicles owned by Lessee or Lessee's Agents which are parked in violation of the provisions of this Article 26 or Lessor's rules and regulations relating to parking, towed away at Lessee's cost, after having given Lessee reasonable notice. In the event Lessor elects or is required by any law to limit or control parking on the Parcel, by validation of parking tickets or any other method, Lessee agrees to participate in such validation or other program under such reasonable rules and regulations as are from time to time established by Lessor. Lessor shall have the right to close all or any portion of the parking areas at reasonable times for any purpose, including, without limitation, the prevention of a dedication thereof, or the accrual of rights in any person or the public therein. Employees of Lessee shall be required to park in areas designated for employee parking, if any. The parking areas shall not be used by Lessee or Lessee's Agents for any purpose other than the parking of motor vehicles and the ingress and egress of pedestrians and motor vehicles.

27. AUTHORITY. If Lessee is a corporation, partnership, limited liability company or other entity, Lessee represents and warrants that each individual executing this Lease on behalf of said entity is duly authorized to execute and deliver this Lease on behalf of said entity in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the by-laws of said corporation or on behalf of said partnership in accordance with the partnership agreement of such partnership or otherwise on behalf of said entity in accordance with the organizational documents governing such entity, and that this Lease is binding upon said entity in accordance with its terms. If Lessee is a corporation or other entity, Lessee shall, upon execution of this Lease, deliver to Lessor a certified copy of a resolution of the Board of Directors of said corporation or other evidence of organizational approval authorizing or ratifying the execution of this Lease. If Lessee fails to deliver such resolution or other evidence to Lessor upon execution of this Lease, Lessor shall not be deemed to have waived its right to require delivery of such resolution or other evidence, and at any time during the Term Lessor may request Lessee to deliver the same, and Lessee agrees it shall thereafter promptly deliver such resolution or other evidence to Lessor. If Lessee is a corporation or other entity, Lessee hereby represents, warrants, and covenants that (i) Lessee is a valid and existing corporation or other entity; (ii) Lessee is qualified to do business in California; (iii) all fees and all franchise and corporate taxes of Lessee are paid to date, and will be paid when due; (iv) all required forms and reports will be filed when due; and (v) the signers of this Lease are properly authorized to execute this Lease on behalf of Lessee and to bind Lessee hereto.

28.  SURRENDER OF PREMISES.

     a. CONDITION OF PREMISES. Lessee shall, upon Lease Termination, surrender the Premises in the condition required pursuant to subsection 10.b. above, and otherwise in broom clean, trash free, and in the same condition as received and with approved Lessee Improvements and Alterations (unless required to be removed at the time of approval of such Lessee Improvements or Alterations pursuant to this Lease), reasonable wear and tear, and casualties and condemnation excepted. By written notice to Lessee, Lessor may elect to cause Lessee to remove from the Premises or cause to be removed, at Lessee's expense, any logos, signs, notices, advertisements or displays placed on the Premises by Lessee. If the Premises is not so surrendered as required by this Article 28, Lessee shall indemnify, defend and hold harmless Lessor from and against any loss or liability resulting from Lessee's failure to comply with the provisions of this Article 28, including, without limitation, any claims made by any succeeding tenant or losses to Lessor due to lost opportunities to lease to succeeding tenants, and the obligations of Lessee pursuant hereto shall survive the Lease Termination.

     b. REMOVAL OF PERSONAL PROPERTY. Lessee shall remove all its personal property from the Premises upon Lease Termination, and shall immediately repair all damage to the Premises, Building and Common Area caused by such removal. Any personal property remaining on the Premises after Lease expiration or sooner termination may be packed, transported, and stored at a public warehouse at Lessee's expense. If after Lease Termination and, within ten (10) days after written demand by Lessor, Lessee fails to remove Lessee's personal property or, if removed by Lessor, fails to pay the removal expenses, the personal property may be deemed abandoned property by Lessor and may be disposed of as Lessor deems appropriate. Lessee shall repair any damage to the Premises caused by or in connection with the removal of any personal property, including without limitation, the floor and patch and paint the walls, when required by Lessor, to Lessor's reasonable satisfaction, all at Lessee's sole cost and expense. The provisions of this Article 28 shall survive Lease Termination.

29. LESSOR DEFAULT AND MORTGAGEE PROTECTION. Lessor shall not be in default under this Lease unless Lessee shall have given Lessor written notice of the breach, and, within thirty (30) days after notice, Lessor has not cured the breach or, if the breach is such that it cannot reasonably be cured under the circumstances within thirty (30) days, has not commenced diligently to prosecute the cure to completion. The liability of Lessor pursuant to this Lease shall be limited to Lessor's interest in the Building and any money judgment obtained by Lessee based upon Lessor's breach of this Lease or otherwise relating to this Lease or the Premises, shall be satisfied only out of the proceeds of the sale or disposition of Lessor's interest in the Building (whether by Lessor or by execution of judgment). Lessee agrees that the obligations of Lessor under this Lease do not constitute personal obligations of the individual partners, whether general or limited, members, directors, officers or shareholders of Lessor, and Lessee shall not seek recourse against the individual partners, members, directors, officers or shareholders of Lessor or any of their personal assets for satisfaction of any liability with respect to this Lease. Upon any breach by Lessor under this Lease, Lessee shall give notice by registered mail to any beneficiary or mortgagee of a deed of trust or mortgage encumbering the Premises, and/or any portion of the Project, whose address shall have been furnished to it, and shall offer such beneficiary or mortgagee a reasonable opportunity to cure the breach, including time to obtain possession of the Premises, and/or Project, or any portion thereof, by appointment of a receiver or (if appointment of a receiver is not permitted under the circumstances) by power of sale or judicial foreclosure, if such should prove necessary to effect a cure.

30. RIGHTS RESERVED BY LESSOR. Lessor reserves the right from time to time, without abatement of Rentals and without limiting Lessor's other rights under this Lease: (i) to install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Project above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas, and to relocate any pipes, ducts, conduits, wires and appurtenant meters and equipment included in the Premises which are located in the Premises or located elsewhere outside the Premises, and to expand any building within the Project; (ii) to designate other land outside the current boundaries of the Project be a part of the Project, in which event the Parcel shall be deemed to include such additional land, and the Common Areas shall be deemed to include Common Areas upon such additional land; (iii) to add additional buildings and/or other improvements ('including, without limitation, additional parking structures or extension of existing parking structures) to the Project, which may be located on land added to the Project pursuant to clause (ii) above; (iv) to make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscape areas and walkways; (v) to close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available; (vi) to use the Common Areas while engaged in making additional improvements, repairs or alterations to the Building or the Project, or any portion thereof; (vii) to grant the right to the use of the Exterior Common Area to the occupants of other improvements located on the Parcel; (viii) to designate the name, address, or other designation of the Building and/or Project, without notice or liability to Lessee; (ix) to close entrances, doors, corridors, elevators, escalators or other Building facilities or temporarily abate their operation; (x) to change or revise the business hours of the Building; and (xi) to do and perform such other acts and make such other changes in, to or with respect to the Common Areas, the Building or any other portion of the Project as Lessor deems to be appropriate in the exercise of its reasonable business judgment. In the exercise of its rights under this Article, Lessor shall not materially increase the obligations imposed on Lessee pursuant to this Lease or materially diminish the rights granted to Lessee under this Lease, and Lessor shall use reasonable efforts to minimize any unreasonable interference with the operation of Lessee's business from the Premises.

31. EXHIBITS. Exhibits and riders, if any, signed by the Lessor and the Lessee and endorsed on or affixed to this Lease are a part hereof.

32. WAIVER. No covenant, term or condition in this Lease or the breach thereof shall be deemed waived, except by written consent of the party against whom the waiver is claimed. Any waiver of the breach of any covenant, term or condition herein shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other covenant, term or condition. Acceptance by Lessor of any performance by Lessee after the time the same shall have become due shall not constitute a waiver by Lessor of the breach or default of any covenant, term or condition unless otherwise expressly agreed to by Lessor in writing. The acceptance by Lessor of any sum less than that which is required to be paid by Lessee shall be deemed to have been received only on account of the obligation for which it is paid (or for which it is allocated by Lessor, in Lessor's absolute discretion, if Lessee does not designate the obligation as to which the payment should be credited), and shall not be deemed an accord and satisfaction notwithstanding any provisions to the contrary written on any check or contained in a letter of transmittal. Lessor's efforts to mitigate damages caused by any default by Lessee shall not constitute a waiver of Lessor's right to recover damages for any default by Lessee. No custom or practice which may arise between the parties hereto in the administration of the terms hereof shall be construed as a waiver or diminution of Lessor's right to demand performance by Lessee in strict accordance with the terms of this Lease.

33. NOTICES. All notices, consents and demands which may or are to be required or permitted to be given by either party to the other hereunder shall be in writing. All notices, consents and demands by Lessor to Lessee shall be personally delivered, sent by overnight courier providing receipt of delivery (such as Federal Express), or sent by United States Certified
Mail, postage prepaid return receipt requested, addressed to Lessee as designated in Article 1.m., or to such other place as Lessee may from time to time designate in a notice to Lessor pursuant to this Article 33. All notices and demands by Lessee to Lessor shall be personally delivered, sent by overnight courier providing receipt of delivery (such as Federal Express) or sent by United States Certified Mail, postage prepaid return receipt requested (provided that a copy of any such notice or demand so sent by United States Certified Mail shall be concurrently sent by facsimile transmission), addressed to Lessor as designated in Article 1.m., or to such other person or place as Lessor may from time to time designate in a notice to Lessee pursuant to this Article 33.

Notices sent by overnight courier shall be deemed delivered upon the next business day following deposit with such overnight courier for next business day delivery. Mailed notices shall be deemed delivered two (2) business days after deposit in the United States mail as required by this Article 33.

34. JOINT OBLIGATIONS. If Lessee consists of more than one person or entity, the obligations of each Lessee under this Lease shall be joint and several.

35. MARGINAL HEADINGS. The captions of paragraphs and articles of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

36. TIME. Time is of the essence of this Lease and each and all of its provisions in which performance is a factor except as to the delivery of possession of the Premises to Lessee.

37. SUCCESSORS AND ASSIGNS. The covenants and conditions herein contained, subject to the provisions of Article 13, apply to and bind the heirs, successors, executors, administrators, legal representatives and assigns of the parties hereto.

38. RECORDATION. Upon request by Lessor, Lessee shall execute and acknowledge a short form of this Lease in form for recording which may be recorded at Lessor's election. Lessee shall not record this Lease or a short form or memorandum hereof without the prior written consent of Lessor.

39. QUIET POSSESSION. Upon Lessee paying the Rentals reserved hereunder and observing and performing all of the covenants, conditions and provisions on Lessee's part to be observed and performed hereunder, Lessee shall have quiet possession of the Premises for the entire Term, subject to all the provisions of this Lease and subject to any ground or underlying leases, mortgages or deeds of trust now or hereafter affecting the Premises or the Building and the rights reserved by Lessor hereunder.

40.  LATE CHARGES; ADDITIONAL RENT AND INTEREST.

     a. LATE CHARGES. Lessee acknowledges that late payment by Lessee to Lessor of Rentals or other sums due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which are impracticable or extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Lessor by the terms of any mortgage or trust deed covering the Premises or any part of the Project. Accordingly, if any installment of Rentals or any other sum due from Lessee is not received by Lessor or Lessor's designee within five (5) (days after the due date, then Lessee shall pay to Lessor, in each case, a late charge equal to five percent (5%) of such overdue amount; provided, however, that with respect to the first and second such late payment in any twelve (12) month period during the Term, such late charge shall not be payable unless such late payment by Lessee shall not be cured within five (5) days following Lessee's receipt of written notice from Lessor of such late payment. The parties agree that such late charge represents a fair and reasonable estimate of the cost that Lessor will incur by reason of late payment by Lessee. Acceptance of any late charges by Lessor shall in no event constitute a waiver of Lessee's default with respect to such overdue amount, nor prevent Lessor from exercising any of its other rights and remedies under this Lease.

     b. RENTALS, ADDITIONAL RENT AND INTEREST. All taxes, charges, costs, expenses, and other amounts which Lessee is required to pay hereunder, including without limitation Lessee's Percentage Share of Excess Expenses, and all interest and charges (including late charges) that may accrue thereon upon Lessee's failure to pay the same and all damages, costs and expenses which Lessor may incur by reason of any default by Lessee shall be deemed to be additional rent hereunder. Upon nonpayment by Lessee of any additional rent, Lessor shall have all the rights and remedies with respect thereto as Lessor has for the nonpayment of Base Rent. The term "Rentals" as used in this Lease is Base Rent and all additional rent. Any payment due from Lessee to Lessor (including but not limited to Base Rent and all additional rent) which is not paid within three (3) business days of when due shall bear interest from the date when due until paid, at an annual rate equal to the maximum rate that Lessor is allowed to contract for by law. Payment of such interest shall not excuse or cure any default by Lessee. In addition, Lessee shall pay all costs and attorneys' fees incurred by Lessor in collection of such amounts. All Rentals and other moneys due under this Lease shall survive the Lease Termination. Interest on Rentals past due as provided herein shall be in addition to the late charges levied pursuant to 40.a. above. All Rentals shall be paid to Lessor, in lawful money of the United States of America which shall be legal tender at the time of payment, at the address of Lessor a provided herein, or to such other person or at such other place as Lessor may from time to time designate in writing. If at any time during the Term Lessee pays any Rentals by check which is returned for insufficient funds, Lessor shall have the right, in addition to any other rights or remedies Lessor may have hereunder, to require that Rentals thereafter be paid in cash or by cashier's or certified check.

41. PRIOR AGREEMENTS. This Lease contains all of the agreements of the parties hereto with respect to the Premises, this Lease or any matter covered or mentioned in this Lease, and no prior agreements or understanding pertaining to any such matters shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. This Lease shall not be effective or binding on Lessor until fully executed by Lessor.

42. INABILITY TO PERFORM. This Lease and the obligations of the Lessee hereunder shall not be affected or impaired because the Lessor is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason strike, labor troubles, Acts of God, or any other cause, similar or dissimilar beyond the reasonable control of the Lessor.

43. ATTORNEYS' FEES. If either party to this agreement shall bring an action to interpret or enforce this agreement or for any relief against the other, including, but not limited to, declaratory relief or a proceeding in arbitration, the losing party shall pay to the prevailing party a reasonable sum for attorney's fees, expert witness fees and other costs incurred in such action or proceeding. Additionally, the prevailing party shall be entitled to all additional attorney's fees and costs incurred in enforcing and collecting any such judgment or award. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney's fees and costs incurred in enforcing such award or judgment.

44. SALE OF PREMISES BY LESSOR. Upon a sale or conveyance by the Lessor herein named (and in case of any subsequent transfers or conveyances, the then grantor) of Lessor's interest in the Building, other than a transfer for security purposes only, the Lessor herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be relieved, from and after the date of such transfer, of all obligations and liabilities accruing thereafter on the part of Lessor, provided that the transferee assumes the remaining obligations of Lessor under this Lease and any funds in the hands of Lessor or the then grantor at the time of transfer and in which Lessee has an interest, less any deductions permitted by law or this Lease, shall be delivered to Lessor's successor. Following such sale or conveyance by Lessor or the then grantor, Lessee agrees to look solely to the responsibility of the successor-in-interest of Lessor in and to this Lease as to obligations assumed by such successor-in-interest. This Lease shall not be affected by any such sale or conveyance and Lessee agrees to attorn to the purchaser or assignee.

45. SUBORDINATION/ATTORNMENT. This Lease shall automatically be subject and subordinate to all ground or underlying leases which now exist or may hereafter be executed affecting any portion of the Project and to the lien of any mortgages or deeds of trust (including all advances thereunder, renewals, replacements, modifications, supplements, consolidations, and extensions thereof) in any amount or amounts whatsoever now or hereafter placed on or against any portion of the Project, or on or against Lessor's interest or estate therein, or on or against any ground or underlying lease, without the necessity of the execution and delivery of any further instruments on the part of Lessee to effectuate such subordination. Lessee covenants and agrees to execute and deliver upon demand and without charge therefor, such further instruments, in commercially reasonable form, evidencing the subordination of this Lease to such ground or underlying leases and/or to the lien of any such mortgages or deeds of trusts as may be required by Lessor or a lender making a loan affecting the Project; provided that such mortgagee or beneficiary under such mortgage or deed of trust or lessor under such ground or underlying lease agrees in writing in commercially reasonable form that so long as Lessee is not in default under this Lease (beyond any applicable period for cure as provided in Article 22 of this Lease), this Lease shall not be terminated in the event of any foreclosure or termination of any ground or underlying lease. If any mortgagee, beneficiary or lessor elects to have this Lease prior to the lien of its mortgage, deed of trust or lease, and shall give written notice thereof to Lessee, this Lease shall be deemed prior to such mortgage, deed of trust or lease, whether this Lease is dated prior or subsequent to the date of said mortgage, deed of trust, or lease or the date of the recording thereof.

     If any proceedings are brought to terminate any ground or underlying leases or for foreclosure, or upon the exercise of the power of sale, under any mortgage or deed of trust covering any portion of the Project, Lessee shall attorn to the lessor or purchaser upon any such termination, foreclosure or sale and recognize such lessor or purchaser as the Lessor under this Lease. So long as Lessee is not in default hereunder and attorns as required above, this Lease shall remain in full force and effect for the full term hereof after any such termination, foreclosure or sale.

     Notwithstanding anything to the contrary contained in the foregoing, (i) it shall be a condition to Lessee's obligation to subordinate or attorn to any mortgagee or trust deed beneficiary to whose mortgage or deed of trust this Lease is hereafter subordinated, that such mortgagee or trust deed beneficiary enters into with Lessee an agreement of subordination, non-disturbance and attornment in commercially reasonable form, and (ii) Lessor shall use commercially reasonable efforts to obtain from any existing mortgagee or trust deed beneficiary under a mortgage or deed of trust encumbering the Project or Building as of the execution of this Lease, non-disturbance protection for Lessee (which shall be deemed to include an election by such mortgagee or beneficiary to subordinate its lien to this Lease) on commercially reasonable terms within thirty (30) days following the execution of this Lease.

46. NAME. Lessee shall not use any name, picture or representation of the Building or Project for any purpose other than as an address of the business to be conducted by the Lessee in the Premises.

47. SEVERABILITY. Any provision of this Lease which proves to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision of this Lease and all such other provisions shall remain in full force and effect; however, if Lessee's obligation to pay the Rentals is determined to be invalid or unenforceable, this Lease shall terminate at the option of Lessor.

48. CUMULATIVE REMEDIES. Except has otherwise expressly provided in this Lease, no remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

49. CHOICE OF LAW. This Lease shall be governed by the laws of the State of California.

50. SIGNS. Lessee shall not inscribe, paint, affix or place any sign, awning, canopy, advertising matter, decoration or lettering upon any portion of the Premises, including, without limitation, any exterior door, window or wall, without Lessor's prior written consent. Subject in all events to the requirements of the City of San Mateo and other applicable governmental requirements and any other restrictions of record or to which the Project is subject, (a) Lessee shall be entitled to Building standard identification of Lessee upon the common Building lobby directory board sign to be installed by Lessor in the Building lobby; (b) Lessor shall, at Lessor's sole cost, install Building standard signage identifying Lessee on the Premises entry doors; and (c) Lessee, at Lessee's cost, shall be entitled to standard identification on the Building monument sign, subject to compliance with applicable governmental requirements. The exact location, size, materials, coloring and lettering of all Lessee signage (including, without limitation, any such monument signage) shall be subject to Lessor's prior written approval.

51. GENDER AND NUMBER. Wherever the context so requires, each gender shall include any other gender, and the singular number shall include the plural and vice-versa.

52. CONSENTS. Whenever the consent of Lessor is required herein, the giving or withholding of such consent in any one or any number of instances shall not limit or waive the need for such consent in any other or future instances. Any consent given by Lessor shall not be binding upon Lessor unless in writing and signed by Lessor or Lessor's agents. Notwithstanding any other provision of this Lease, where Lessee is required to obtain the consent of Lessor to do any act, or to refrain from the performance of any act, Lessee agrees that if Lessee is in default with respect to any term, condition, covenant or provision of this Lease, then Lessor shall be deemed to have acted reasonably in withholding its consent if said consent is, in fact, withheld.

53. BROKERS. Lessor shall be responsible, pursuant to separate written agreement, for the payment of the commission in connection with this Lease owing to the brokers designated in Article 1.n. above. Lessor warrants that it has had no dealing with any real estate broker or agents in connection with the negotiation of this Lease excepting only the broker or agent designated in Article 1.n., and that it knows of no other real estate broker or agent who is entitled to or can claim a commission in connection with this Lease. Lessor agrees to indemnify, defend and hold Lessee harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) with respect to any alleged leasing commission or equivalent compensation alleged to be owing on account of Lessor's dealings with any such other real estate broker or agent. Lessee warrants that it has had no dealing with any real estate broker or agents in connection with the negotiation of this Lease excepting only the broker or agent designated in Article 1.n., and that it knows of no other real estate broker or agent who is entitled to or can claim a commission in connection with this Lease. Lessee agrees to indemnify, defend and hold Lessor harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) with respect to any alleged leasing commission or equivalent compensation alleged to be owing on account of Lessee's dealings with any such other real estate broker or agent.

54. SUBSURFACE AND AIRSPACE. This Lease confers on Lessee no rights either with respect to the subsurface of the Parcel or with regard to airspace above the top of the Building or above any paved or landscaped areas on the Parcel or Common Area and Lessor expressly reserves the right to use such subsurface and airspace areas, including without limitation the right to perform construction work thereon and in regard thereto. Any diminution or shutting off of light, air or view by any structure which may be erected by Lessor on those portions of the Parcel, Common Area and/or Building reserved by Lessor shall in no way affect this Lease or impose any liability on Lessor. Lessor shall have the exclusive right to use all or any portion of the roof, side and rear walls of the Premises and Building for any purpose. Lessee shall have no right whatsoever to the exterior of the exterior walls or the roof of the Premises or any portion of the Project outside the Premises except as provided in Article 55 of this Lease.

55. COMMON AREA. For purposes of the Lease, "Common Area" shall collectively mean the following:

    a. EXTERIOR COMMON AREA. That portion of the Parcel other than the land comprising the property, and all facilities and improvements on such portion for the non-exclusive use of Lessee in common with other authorized users, including, but not limited to, vehicle parking areas, driveways, sidewalks, landscaped areas, and the facilities and improvements necessary for the operation thereof (the "Exterior Common Area"); and

     b. BUILDING COMMON AREA. That portion of the Building in which the Premises are located, and all of the facilities therein, set aside by Lessor for the non-exclusive use of Lessee in common with other authorized users, including, but not limited to, entrances, lobbies, halls, atriums, corridors, toilets and lavatories, passenger elevators and service areas (the "Building Common Area").

     Subject to the limitations and restrictions contained in this Lease, and the Rules and Regulations, Lessor grants to Lessee and Lessee's Agents the nonexclusive right to use the Common Area in common with Lessor, Lessor's agent, other occupants of the Building and Project, other authorized users and their agents, subject to the provisions of this Lease. The right to use the Common Area shall terminate upon Lease Termination.

56. LABOR DISPUTES. If Lessee becomes involved in or is the object of a labor dispute which subjects the Premises or any part of the Project to any picketing, work stoppage, or other concerted activity which in the reasonable opinion of Lessor is in any manner detrimental to the operation of any part of the Project, or its tenants, Lessor shall have the right to require Lessee, at Lessee's own expense and within a reasonable period of time specified by Lessor, to use Lessee's reasonable efforts to either resolve such labor dispute or terminate or control any such picketing, work stoppage or other concerted activity to the extent necessary to eliminate any interference with the operation of the Projector its tenants. To the extent such labor dispute interferes with the performance of Lessor's duties hereunder, Lessor shall be excused from the performance of such duties and Lessee hereby waives any and all claims against Lessor for damages or losses in regard to such duties. Nothing contained in this Article 56 shall be construed as placing Lessor in an employer-employee relationship with any of Lessee's employees or with any other employees who may be involved in such labor dispute. Lessee shall indemnify, defend and hold harmless Lessor from and against any and all liability (including, without limitation, attorneys' fees and expenses) arising from any labor dispute in which Lessee is involved and which affects any part of the Project.

57. REASONABLENESS. Whenever the consent or approval of the Lessor or Lessee is required under this Lease, such consent or approval shall not be unreasonably withheld, conditioned or delayed, unless a different standard for the granting or withholding of such approval of consent is specifically set forth in this Lease.

58. LESSEE'S FINANCIAL STATEMENTS. Lessee hereby warrants that all financial statements delivered by Lessee to Lessor prior to the execution of this Lease by Lessee, or that shall be delivered in accordance with the terms hereof, are or shall be at the time delivered true, correct, and complete, and prepared in accordance with generally accepted accounting principles. Lessee acknowledges and agrees that Lessor is relying on such financial statements in accepting this Lease, and that a breach of Lessee's warranty as to such financial statements shall constitute a default by Lessee.

59. LESSOR NOT A TRUSTEE. Lessor shall not be deemed to be a trustee of any funds paid to Lessor by Lessee (or held by Lessor for Lessee) pursuant to this Lease. Lessor shall not be required to keep any such funds separate from Lessor's general funds or segregated from any funds paid to Lessor by (or held by Lessor for) other tenants of the Building. Any funds held by Lessor pursuant to this Lease shall not bear interest.

60. MERGER. The voluntary or other surrender of this Lease by Lessee, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of the Lessor, terminate all or any existing subleases or substancies, or may, at the option of Lessor, operate as an assignment to it of any or all such subleases or subtenancies.

61. NO PARTNERSHIP OR JOINT VENTURE. Nothing in this Lease shall be construed as creating a partnership or joint venture between Lessor, Lessee, or any other party, or cause Lessor to be responsible for the debts or obligations of Lessee or any other party.

62. LESSOR'S RIGHT TO PERFORM LESSEE'S COVENANTS. Except as otherwise expressly provided herein, if Lessee fails at any time to make any payment or perform any other act on its part to be made or performed under this Lease and such failure continues for ten (10) days (or such longer period of time as may be reasonably necessary to perform the cure of such failure, so long as such cure is promptly commenced and diligently prosecuted to completion) after written notice from Lessor to Lessee (provided that no such notice shall be required in the event of an emergency), Lessor may, but shall not be obligated to, and without waiving or releasing Lessee from any obligation under this Lease, make such payment or perform such other act to the extent that Lessor may deem desirable, and in connection therewith, pay expenses and employ counsel. All sums so paid by Lessor and all penalties, interest and costs in connection therewith shall be due and payable by Lessee to Lessor as additional rent upon demand.

63. PLANS. Lessee acknowledges that any plan of the Project which may have been displayed or furnished to Lessee or which may be a part of Exhibit "A" or Exhibit "B" is tentative; Lessor may from time to time change the shape, size, location, number, and extent of the improvements shown on any such plan and eliminate or add any improvements to the Project, in Lessor's sole discretion.

64. RIGHT OF FIRST OPPORTUNITY.

    a. During the Term of this Lease (including, without limitation, the Extended Term, if applicable), Lessor shall notify Lessee ("Lessor's Notice") if either or both Suite 310 (consisting of approximately 15,654 square feet of Rentable Area) on the third floor of the Building and/or Suite 115 on the first floor of the Building become available for Lease (subject to any rights which any then existing tenants of such space may have to lease such space pursuant to lease transactions hereafter entered into in accordance with this
Article 64, and any rights held by Inktomi Corporation as the existing tenant of such space, Lessor hereby representing and warranting to Lessee that no current tenant other than Inktomi has any existing rights to the lease of such Suite 115 or Suite 310). Such Lessor's Notice shall provide the basic business terms on which Lessor is willing to rent such space (including, without limitation, Base Rent, improvement allowances and other economic concessions) and shall be given to Lessee prior to such space being made available to any third party (other than any existing tenant having prior rights to such space). Lessee is hereby granted the right of first opportunity to lease such space on the terms as outlined in Lessor's Notice to Lessee. No court arbitrator or third party shall have the right to challenge the terms and conditions set forth in Lessor's Notice to Lessee. Lessee shall have ten (10) days following receipt of such Lessor's Notice within which to indicate in writing its desire to lease the space under the terms and conditions stated in such Lessor's Notice. If Lessee rejects or fails to accept Lessor's offer within such ten (10) day period, Lessor shall have the right at any time within nine (9) months thereafter to enter into a lease for such available space which was the subject of the offer made to Lessee in Lessor's notice to any one or more third parties on any terms, covenants and conditions desired by Lessor, and Lessee shall have no further right to lease such space, provided that such lease is entered into within nine (9) months following Lessee's receipt of the applicable Lessor's Notice and the net effective rent payable under such lease is not less than ninety percent (90%) of the net effective rent proposed in the applicable Lessor's Notice. If Lessee rejects or fails to accept Lessor's offer as set forth in Lessor's Notice within such ten (10) day period, but Lessor thereafter desires to lease such space which was the subject of such Lessor's Notice to one or more third parties more than nine (9) months following Lessee's receipt of the applicable Lessor's Notice or at a net effective rent less than ninety percent (90%) of the net effective rent proposed in the applicable Lessor's Notice, then Lessor shall first deliver a new Lessor's Notice with respect to such space to Lessee and Lessee shall again have its right of first opportunity with respect thereto in the manner set forth above.

    b. Lessor's ability to plan for the orderly transaction of its rental business, to accommodate the needs of other existing and potential tenants, and to enjoy the benefits of increasing rentals at such times as Lessor is able to do so in its sole and absolute discretion, are fundamental elements of Lessor's willingness to provide Lessee with the right of first opportunity contained herein. Accordingly, Lessee hereby acknowledges that strict compliance with the notification provisions contained herein, and Lessee's strict compliance with the time period for such notification contained herein, are material elements of the bargained for exchange between Lessor and Lessee and are material elements of Lessee's consideration paid to Lessor in exchange for the grant of the right of first opportunity. Therefore, Lessee's failure to adhere strictly and completely to the provisions and time frame contained in this provision shall render the right of first opportunity automatically null, void and of no further force or effect as to the applicable Lessor's Notice, without notice, acknowledgement, or any action of any nature or sort, required of Lessor. Lessee acknowledges that no other act or notice, other than the express written notice set forth hereinabove, shall act to put Lessor on notice of Lessee's acceptance of Lessor's offer as set forth in Lessor's Notice, and Lessee hereby waives any claims to the contrary, notwithstanding any other actions of Lessee during the Term of this Lease or any statements, written or oral, of Lessee to Lessor to the contrary during the Term of this Lease. In addition, the right of first opportunity granted pursuant hereto shall not be applicable (and Lessor shall not be required to deliver any Lessor's Notice), when Lessee is in default under this Lease (after the expiration of any applicable period for cure provided in Article 22 above). The right of first opportunity granted pursuant hereto is personal to original Lessee signatory to this Lease and cannot be assigned, transferred or conveyed to, or exercised for the benefit of, any other person or entity (voluntarily, involuntarily, by operation of law or otherwise) including, without limitation, any assignee or subtenant permitted under
Article 13 other than a Permitted Transferee.

65. WAIVER OF JURY. LESSOR AND LESSEE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY ON ANY CAUSE OF ACTION, CLAIM, COUNTER-CLAIM OR CROSS-COMPLAINT IN ANY ACTION, PROCEEDING AND/OR HEARING BROUGHT BY EITHER LESSOR AGAINST LESSEE OR LESSEE AGAINST LESSOR ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE.

66. JOINT PARTICIPATION. Lessor and Lessee hereby acknowledge that both parties have been represented by counsel in connection with this Lease and that both parties have participated in the negotiation and drafting of all of the terms and provisions hereof. By reason of this joint participation, no term or provision of this Lease will be construed against either party as the "drafter" thereof, which terms and provisions shall include, without limitation, Article 14 hereof.

67. COUNTERPARTS. This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original, but any number of which, taken together, shall be deemed to constitute one and the same instrument.

IF THIS LEASE HAS BEEN FILLED IN, IT HAS BEEN PREPARED FOR SUBMISSION TO YOUR ATTORNEY FOR APPROVAL. NO REPRESENTATION OR RECOMMENDATION IS MADE BY THE LESSOR BY THE REAL ESTATE BROKER OR ITS AGENTS OR EMPLOYEES AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT, OR TAX CONSEQUENCES OF THIS LEASE OR THE TRANSACTIONS RELATING THERETO.

IN WITNESS WHEREOF, the parties hereto have entered into this Lease as of the date first written above.

LESSOR:                                    LESSEE:

NORFOLK ATRIUM, a California               NETGRAVITY, INC., a Delaware
limited partnership                        corporation

By:   NAPA RIVER DEVCO, INC.,              By:  John Danner
      a California corporation, its           ---------------------------------
      general partner
                                           Print Name: John Danner
By:   PROM MANAGEMENT GROUP, INC.,                    ------------------
      a California corporation, dba        Its: CEO
      Maxim Property Management,               -------------------------
      agent for owner
                                           Date: 8/7, 1998


      By:  Dennis L. Randall, Jr.          By:  Stephen E. Recht
         ------------------------------       ---------------------------------
      Print Name: Dennis L. Randall, Jr.   Print Name:  Stephen E. Recht
                 ----------------------               -------------------------
      Its: Assistant Secretary             Its: Vice President Finance
           -----------------------------        & Administration
      Date: 8/7, 1998                           Chief Financial Officer
                                               --------------------------------

                                           Date: 8/7, 1998

      By: Vicki R. Mullins
         ------------------------------

      Print Name: Vicki R. Mullins
                 ----------------------

      Its: Executive Vice President and
           Chief Financial Officer
          -----------------------------

      Date: 8/7, 1998

                                   EXHIBIT "A"

                           FLOOR PLAN OF THE PREMISES




                                   [Graphic of
                           floorplan of the Premises]

                                   EXHIBIT "B"

                            DEPICTION OF THE PROJECT




                             [Graphical depiction
                                of the Project]

                                   EXHIBIT "C"

                                   WORK LETTER

1. AS IS LEASE. Except as otherwise specifically provided in the Lease of which this Exhibit is a part, the lease of the Premises (including, without limitation, HVAC, fire/life safety and other utility and mechanical systems within the Premises) by Lessee pursuant hereto shall be on an entirely "as is" basis.

2.   LESSEE IMPROVEMENTS.

     (a) LESSEE IMPROVEMENT ALLOWANCE. Lessee shall be entitled to a one-time tenant improvement allowance (the "Lessee Improvement Allowance") in an amount up to Eight and 50/100ths Dollars ($8.50) per square foot of Rentable Area within the Premises, which Lessee Improvement Allowance shall be used for the costs relating to the initial construction of Lessee's improvements which are permanently affixed to the Premises (the "Lessee Improvements"). In no event shall Lessor be obligated to make disbursements pursuant to this Exhibit in a total amount which exceeds the Lessee Improvement Allowance.

     (b) DISBURSEMENT OF THE LESSEE IMPROVEMENT ALLOWANCE.

         (i) LESSEE IMPROVEMENT ALLOWANCE ITEMS. The Lessee Improvement Allowance shall be disbursed by Lessor only for the following items and costs (collectively the "Lessee Improvement Allowance Items"): plan check, permit and license fees relating to construction of the Lessee Improvements, and the cost of design and construction of the Lessee Improvements.

        (ii) DISBURSEMENT OF LESSEE IMPROVEMENT ALLOWANCE. During the construction of the Lessee Improvements, Lessor shall make monthly disbursements of the Lessee Improvement Allowance for Lessee Improvement Allowance Items for the benefit of Lessee and shall authorize the release of monies for the benefit of Lessee as follows.

             (1) MONTHLY DISBURSEMENTS. On or before the occurrence of a uniform date designated by Lessor (the "Submittal Date") for each calendar month during the construction of the Lessee Improvements, Lessee shall deliver to Lessor: (A) a request for payment of the "Contractor" (as hereinafter defined) approved by Lessee, in substantially the form of AIA Document G702, showing the schedule, by trade, of percentage of completion of the Lessee Improvements in the Premises, detailing the portion of the work completed and the portion not completed, and demonstrating that the relationship between the cost of the work completed and the cost of the work to be completed complies with the terms of the "Construction Budget" (as hereinafter defined), (B) invoices from all of "Lessee's Agents" (as hereinafter defined) for labor rendered and materials delivered to the Premises evidencing costs not previously paid from the Lessee Improvement Allowance for Lessee Improvement Allowance Items at least in the amount requested; (C) executed conditional mechanic's lien releases from all of Lessee's Agents requesting payment as a part of such submittal which shall comply with the appropriate provisions of California Civil Code Section 3262(d)(1), together with executed unconditional mechanic's lien releases from all of Lessee's Agents with respect to prior requests for payment theretofore paid by Lessor (to the extent not previously delivered to Lessor by Lessee) which shall comply with the appropriate provisions of California Civil Code Section 3262(d)(2); and (D) all other information reasonably requested by Lessor. Lessee's request for payment shall be deemed (as between Lessor and Lessee) to constitute Lessee's acceptance and approval of the work furnished and/or the materials supplied as set forth in Lessee's payment request. On or before the date occurring thirty (30) days after the Submittal Date, and assuming Lessor receives all of the information described in items (A) through (D), above, Lessor shall deliver a check to Lessee made payable to Lessee, in payment of the lesser of: (1) "Lessor's Share" (as hereinafter defined) of the amount so requested by Lessee, as set forth in clause (A) above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the "Final Retention"), and (2) the balance of any remaining available portion of the Lessee Improvement Allowance (not including the Final Retention), provided that Lessor does not dispute any request for payment based on non-compliance of any work with the "Approved Working Drawings" (as hereinafter defined). Lessor's payment of such amounts shall not be deemed Lessor's approval or acceptance of the work furnished or materials supplied as set forth in Lessee's payment request. As used herein, the term "Lessor's Share" shall mean a fraction, the numerator of which is the Lessee Improvement Allowance, and the denominator of which is the then estimated amount of "Final Costs" (as hereinafter defined). Lessor's Share shall be subject to adjustment from time to time based upon then applicable Final Costs, and in any event, payment of the Final Retention shall be based upon actual Final Costs, as adjusted pursuant to this Exhibit "C".

             (2) FINAL RETENTION. Subject to the provisions of this Exhibit, a check for the Final Retention payable to Lessee shall be delivered by Lessor to Lessee within thirty (30) days following (A) the completion of construction of the Lessee Improvements, (B) Lessee's delivery to Lessor of properly executed conditional final mechanics' lien releases in compliance with California Civil Code Section 3262(d)(3) and invoices from all of Lessee's Agents for labor rendered and materials delivered to the Premises evidencing costs not previously paid from the Lessee Improvement Allowance for Lessee Improvement Allowance Items at least in the amount requested; (C) Lessee's delivery to Lessor of copies of signed-off permits and stamped set of Approved Working Drawings evidencing governmental approval of the completion of the Lessee Improvements; and (D) Architect's delivery to Lessor of a certificate, in form reasonably acceptable to Lessor, certifying that the construction of the Lessee Improvements has been substantially completed; provided that Lessor has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structur of exterior appearance of the Building, or any other tenant's use of such other tenant's leased premises in the Building. Concurrently with Lessor's payment of the Final Retention, Lessee shall deliver to Lessor properly executed unconditional final mechanics lien releases in compliance with both California Civil Code Section 3262(d)(4) from all of Lessee's Agents for labor rendered and materials delivered to the Premises in connection with the Lessee Improvements.

             (iii) OTHER TERMS. Lessor shall only be obligated to make disbursements from the Lessee Improvement Allowance to the extent costs are incurred by Lessee for Lessee Improvement Allowance Items. All Lessee Improvement Allowance Items for which the Lessee Improvement Allowance has been made available shall be deemed Lessor's property under the terms of this Lease. Lessee shall not be entitled to the use of (as a credit against rent or otherwise) any portion of the Lessee Improvement Allowance which is not used in payment of Lessee Improvement Allowance Items.

        (c) STANDARD LESSEE IMPROVEMENT PACKAGE. Lessor has established certain specifications (the "Specifications") for the Building standard components to be used in the construction of the Lessee Improvements in the Premises, which Specifications are maintained in the office of the Building and are open to inspection. The quality of Lessee Improvements shall be equal to or of greater quality than the quality of the Specifications in effect upon the Lessor's approval of the "Final Working Drawings" (as hereinafter defined), provided that Lessor may, at Lessor's option, require the Lessee Improvements to comply with certain Specifications if necessary to ensure the good working order of integrated Building mechanical or utility systems or the first-class appearance of the Building exterior.

3. CONSTRUCTION DRAWINGS.

        (a) SELECTION OF ARCHITECT/CONSTRUCTION DRAWINGS. Lessee shall retain an architect/space planner (the "Architect") approved by Lessor, which approval shall not be unreasonably withheld, to prepare the Construction Drawings. Lessee shall retain engineering consultants (the "Engineers") approved by Lessor, which approval shall not be unreasonably withheld, to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety, and sprinkler work in the Premises in connection with the Lessee Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings". All Construction Drawings shall be professionally prepared consistent with drawings for comparable construction projects at comparable buildings in the San Mateo/Foster City area, using one-eighth (1/8th) inch scale CAD drawings. Lessor's review of the Construction Drawings as set forth in this SECTION 3, shall be for its sole purpose and shall not imply Lessor's review of the same, or obligate Lessor to review the same, for quality, design, compliance with Applicable Law or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Lessor or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Lessee by Lessor or Lessor's space planner, architect, engineers, and consultants, Lessor shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Lessee's waiver and indemnity set forth in the Lease shall specifically apply to the Construction Drawings. Furthermore, Lessee and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of any existing plans for the Premises and/or Building, and Lessee and Architect shall be solely responsible for the same, and Lessor shall have no responsibility in connection therewith.

        (b) FINAL SPACE PLAN. Lessee shall supply Lessor with four (4) copies signed by Lessee of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the "Final Space Plan") shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Lessor may request clarification or more specific drawings for special use items not included in the Final Space Plan. Lessor shall advise Lessee within five (5) business days after Lessor's receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect, provided that Lessor's approval of the Final Space Plan shall not be unreasonably withheld or conditioned.
If Lessee is so advised, the parties shall promptly meet and reasonably reach agreement upon the Final Space Plan, correcting any deficiencies therein.

        (c) FINAL WORKING DRAWINGS. After the approval of the Final Space Plan by Lessor and Lessee, Lessee shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Lessor for Lessor's approval. Lessee shall supply Lessor with four (4) copies signed by Lessee of such Final Working Drawings. Lessor shall advise Lessee within five (5) business days after Lessor's receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect, provided that Lessor's approval of the Final Working Drawings shall not be unreasonably withheld or conditioned. If Lessee is so advised, the parties shall promptly meet and reasonably reach agreement upon the Final Working Drawings, correcting any deficiencies therein.

        (d) APPROVED WORKING DRAWINGS. The Final Working Drawings shall be approved by Lessor (the "Approved Working Drawings") prior to the commencement of construction of the Premises by Lessee. After approval by Lessor of the Final Working Drawings, Lessee may submit the same to the City in which the Project is located for all applicable building permits. Lessee hereby agrees that neither Lessor nor Lessor's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Lessee's responsibility; provided, however, that Lessor shall cooperate with Lessee in executing permit applications and performing other ministerial acts reasonably necessary to enable Lessee to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Lessor, which consent shall not be unreasonably withheld and shall be granted or withheld (with written explanation of the reasons for withholding of consent) within three (3) business days following Lessor's receipt of Lessee's written request therefor.

4. CONSTRUCTION OF THE LESSEE IMPROVEMENTS.

     (a) LESSEE'S SELECTION OF CONTRACTORS.

              (i) THE CONTRACTOR. Lessee shall retain a licensed general contractor (the "Contractor"), reasonably approved in advance by Lessor as contractor for the construction of the Lessee Improvements.

             (ii) LESSEE'S AGENTS. For purposes of this Exhibit only, "Lessee's Agents" shall mean, collectively, all subcontractors, laborers, materialmen, and suppliers used by Lessee in the construction of the Lessee Improvements and the Contractor. Lessor shall have the right to approve (which approval shall not be unreasonably withheld, conditioned or delayed) the subcontractors retained by Lessee and/or the Contractor for any mechanical, electrical, plumbing, structural, life-safety, HVAC or other integrated utility system work in the Premises as a part of the Lessee Improvements.

     (b) CONSTRUCTION OF LESSEE IMPROVEMENTS BV LESSEE'S AGENTS.

              (i) CONSTRUCTION CONTRACT: COST BUDGET. Prior to Lessee's execution of the construction contract and general conditions with Contractor (the "Contract"), Lessee shall submit the Contract and the bids of the Contractor and all subcontractors for major trades and materials suppliers for construction of the Lessee Improvements, to Lessor for its approval, which approval shall be limited to ensuring compliance with the provisions of this Lease. Prior to the commencement of the construction of the Lessee Improvements, and after Lessee has accepted all bids for the Lessee Improvements, Lessee shall provide Lessor with a detailed breakdown, by trade, of the final costs to be incurred and/or which have been incurred for Lessee Improvement Allowance Items (the "Final Costs") and a construction budget (the "Construction Budget") based upon such Final Costs. Lessee shall be solely responsible for the amount (the "Over-Allowance Amount") equal to the difference between the amount of the Construction Budget (as such Construction Budget may be modified from time to time pursuant hereto) and the amount of the Lessee Improvement Allowance. In the event that, after the Construction Budget has been delivered by Lessor to Lessee, the estimated or actual costs for Lessee Improvement Allowance Items shall increase or decrease, the Final Costs and Construction Budget shall be modified to reflect such additional or reduced costs.

             (ii) LESSEE'S AGENTS.

                  (1) LESSOR'S GENERAL CONDITIONS FOR LESSEE'S AGENTS AND LESSEE IMPROVEMENT WORK. Lessee's and Lessee's Agent's construction of the Lessee Improvements shall comply with the following: (A) the Lessee Improvements shall be constructed in accordance with the Approved Working Drawings in all material respects; (B) Lessee and Lessee's Agents shall not, in any way, interfere with, obstruct, or delay, any other work in the Building; (C) Lessee's Agents shall submit schedules of all work relating to the Lessee Improvements to Contractor; and (D) Lessee shall abide by all reasonable rules made by Lessor's Building contractor or Lessor's Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with the construction of the Lessee Improvements.

                  (2) CONSTRUCTION WARRANTIES. Lessee shall use reasonable efforts to obtain customary construction warranties of not less than one (1) year from Lessee's Agents with respect to the Lessee Improvements. Lessee shall cooperate with Lessor to ensure that Lessor will receive the benefit of any construction warranties obtained by Lessee from Lessee's Agents with respect to the Lessee Improvements to the extent reasonably practicable.

                  (3) INSURANCE REQUIREMENTS.

                      (A) GENERAL COVERAGES. All of Lessee's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Lessee as set forth in the Lease, and the policies therefor shall insure Lessor and Lessee, as their interests may appear, as well as the Contractor and subcontractors.

                      (B) SPECIAL COVERAGES. Lessee shall carry "Builder's All Risk" insurance in an amount approved by Lessor covering the construction of the Lessee Improvements, it being understood and agreed that the Lessee Improvements shall be insured by Lessor pursuant to the Lease immediately upon completion thereof. All of Lessee's Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $1,000,000 per incident, $2,000,000 in aggregate, and in form and which companies as are required to be carried by Lessee as set forth in
Article 16 of the Lease of which this Exhibit is a part.

                      (C) GENERAL TERMS. Certificates for all insurance carried pursuant to this Section 4(b)(ii)(3) shall be delivered to Lessor before the commencement of construction of the Lessee Improvements and before the Contractor's equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Lessor at least thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Lessee Improvements are damaged by any cause covered by Lessee's "Builder's All Risk" insurance during the course of the construction thereof. Lessee shall promptly repair the same at Lessee's sole cost and expense (provided that whether or not so covered by lessee's "Builder's All Risk" insurance, Lessor shall in no event be responsible for the repair of the Lessee Improvements damaged by casualty during the course of construction thereof). Lessee's Agents shall maintain all of the foregoing insurance coverage in force until the Lessee Improvements are fully completed and accepted by Lessor, except for any Products and Completed Operation Coverage insurance required by Lessor of the Contractor, which is to be maintained for five (5) years following completion of the work and acceptance by Lessor and Lessee. All first party property damage insurance maintained by Lessee's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder.
The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Lessor by Lessee under the Lease of which this Exhibit is a part.

             (iii) GOVERNMENTAL COMPLIANCE. The Lessee Improvements shall comply in all respects with the following: (1) all applicable Laws and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (2) applicable standards of the American Insurance Association and the National Electrical Code; and (3) building material manufacturer's specifications.

             (iv) INSPECTION BY LESSOR. Lessor shall have the right to inspect the Lessee Improvements at all times, provided however, that Lessor's failure to inspect the Lessee Improvements shall in no event constitute a waiver of any of Lessor's rights hereunder nor shall Lessor's inspection of the Lessee Improvements constitute Lessor's approval of the same. Should Lessor disapprove any portion of the Lessee Improvements as a result of their materially deviating from the Approved Working Drawings, then Lessor shall notify Lessee in writing of such disapproval and shall specify the items disapproved. Any defects or material deviations from the Approved Working Drawings in the Lessee Improvements shall be rectified by Lessee at no expense to Lessor, provided however, that in the event such a defect or deviation exists and such defect or deviation adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant's use of such other tenant's leased premises, and the same is not cured within thirty (30) days following Lessee's receipt of written notice thereof from Lessor (or such longer period of time after receipt of such notice as may be reasonably required to complete such cure so long as such cure is promptly commenced and diligently prosecuted to completion), provided that no such notice and opportunity for cure shall be required in an emergency situation, Lessor may, take such action as Lessor reasonably deems necessary, at Lessee's expense and without incurring any liability on Lessor's part, to correct any such defect or deviation, including, without limitation, causing the cessation of performance of the construction of the Lessee Improvements until such time as the defect or deviation is corrected to Lessor's reasonable satisfaction.

             (v) MEETINGS. Commencing upon the execution of this Lease (or later as reasonably determined by Lessor), Lessee shall hold bi-weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Lessee Improvements, which meetings shall be held at a location reasonably acceptable to Lessor, and Lessor and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Lessor's request, certain of Lessee's Agents shall attend such meetings. One such meeting each month shall include the review of Contractor's current request for payment.

        (c) NOTICE OF COMPLETION; UPDATED APPROVED WORKING DRAWINGS. At the conclusion of construction, (i) Lessee shall cause the Architect and Contractor to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction; (ii) Lessee shall cause a Notice of Completion to be recorded in the office of the Recorder of the County where the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and deliver a copy thereof to Lessor, provided that if Lessee fails to do so, Lessor may execute and file the same on behalf of Lessee as Lessee's agent for such purpose, at Lessee's sole cost and expense; and (iii) Lessee shall deliver to Lessor two (2) sets of sepia and CAD diskette of such as-built drawings for the Premises with the completed Lessee Improvements and a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises, and shall cause the Architect and Contractor to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease.

        (d) COORDINATION BY LESSEE'S AGENTS WITH LESSOR. Concurrently with Lessee's delivery of the Construction Budget to Lessor under SECTION 4(b)(i) above, Lessee shall furnish Lessor with a schedule setting forth the projected date of the completion of the Lessee Improvements and showing the critical time deadlines for each phase, item or trade relating to the construction of the Lessee Improvements.

5. COMMENCEMENT DATE.

        (a) COMMENCEMENT DATE. The "Commencement Date" shall occur for all purposes of this Lease upon the earlier to occur of (i) October 12, 1998; which date shall be extended on a day for day basis to the extent of any "Lessor Delay" and/or "Force Majeure Delay" (as such terms are hereinafter defined) which causes the "Substantial Completion of the Lessee Improvements" (as hereinafter defined) to occur after October 12, 1998, or (ii) the Substantial Completion of the Lessee Improvements.

        (b) LESSOR DELAY. As used herein, the term "Lessor Delay" shall mean any delay in the Substantial Completion of the Lessee Improvements resulting from (i) any breach of this Lease by lessor (including, without limitation, any failure of Lessor to perform in accordance with the time frames specified for Lessor's performance under this Exhibit); and/or (ii) the negligence or wilful misconduct of Lessor or its employees or agents; provided that no Lessor Delay shall be deemed to commence or occur unless and until the matter giving rise to such Lessor Delay is not cured by Lessor within one (1) business day following Lessor's receipt of written notice thereof from Lessee.

        (c) FORCE MAJEURE DELAY. As used herein, the term "Force Majeure Delay" shall mean any delay in the Substantial Completion of the Lessee Improvements resulting from Acts of God or any other cause beyond the reasonable control of the Lessee, provided that (i) in no event shall delays caused by Lessee's Agents be deemed to constitute a Force Majeure Delay for purposes hereof, and (ii) in no event shall delays in permit processing, obtaining other governmental approvals or other government related matters be deemed to constitute a Force Majeure Delay for purposes hereof except that if it takes more than three (3) weeks for Lessee to obtain necessary building permits for the construction of the Lessee Improvements after Lessee's submittal of all necessary fees, plans, specifications and other materials required by the applicable governmental authority in order to issue such building permits, with Lessee using its continued reasonable efforts and diligence to obtain such permits, then the period of time after such three
(3) week period until issuance of such building permits shall be deemed to constitute a Force Majeure Delay. If Lessee contends that a Force Majeure Delay has occurred, Lessee shall notify Lessor in writing promptly following each of (1) Lessee's first learning of the occurrence of the event giving rise to such Force Majeure Delay, and (ii) the date upon which such Force Majueure Delay ends. Notwithstanding anything to the contrary contained herein, if Lessee does not provide Lessor with written notice of the occurrence of a Force Majeure Delay within five (5) business days after Lessee's first learning of the occurrence of the event giving rise to such Force Majeure Delay, then Lessee shall not be entitled to the benefit of the period of Force Majeure Delay accruing between the expiration of such five
(5) business day period and the date upon which Lessor receives such written notice from Lessee of the occurrence of the event giving rise to such Force Majeure Delay.

        (d) SUBSTANTIAL COMPLETION OF THE LESSEE IMPROVEMENTS. For purposes of the Lease of which this Exhibit is a part, the "Substantial Completion of the Lessee Improvements" shall mean completion of construction of the Lessee Improvements in the Premises pursuant to the Approved Working Drawings with the exception of any punch list items, any funiture or equipment (even if the same requires installation or electrification by Lessee's Agents), and any tenant improvement finish items and materials which are selected by Lessee but which are not available within a reasonable time (given the anticipated date of the Lease Commencement Date), and Lessee's receipt of any governmentally-required permits and/or approvals to allow occupancy of the Premises (provided that Lessee shall use reasonable efforts and diligence in good faith to obtain such permits and/or approvals as soon as reasonably possible).

6. MISCELLANEOUS.

        (a) LESSEE'S REPRESENTATIVE. Lessee has designated Chris Krook as its sole representative with respect to the matters set forth in this Exhibit, who, until further notice to Lessor, shall have full authority and responsibility to act on behalf of the Lessee as required in this Exhibit.

        (b) LESSOR'S REPRESENTATIVE. Lessor has designated Dennis Randall as its sole representative with respect to the matters set forth in this Exhibit, who, until further notice to Lessee, shall have full authority and responsibility to act on behalf of the Lessor as required in this Exhibit.

        (c) LESSEE'S LEASE DEFAULT. Notwithstanding any provision to the contrary contained in this Lease, in the event of a default by Lessee under this Lease (which default is not cured within the applicable period for cure following Lessee's receipt of written notice from Lessor pursuant to Lease
Article 22) at any time on or before the Substantial Completion of the Lessee Improvements, then in addition to all other rights and remedies granted to Lessor pursuant to the Lease, Lessor shall have the right to withhold payment of all or any portion of the Lessee Improvement Allowance and/or Lessor may cause Contractor to cease the construction of the Premises (in which case, Lessee shall be responsible for any delay in the Substantial Completion of the Lessee Improvements caused by such work stoppage and such delay shall not be deemed a Lessor Delay).

        (d) MISCELLANEOUS. During the period of construction of the Lessee Improvements prior to the Commencement Date, (i) Lessee or Lessee's Agents shall not be charged for, directly or indirectly, HVAC usage during Building Hours (provided that such HVAC provided to the Premises need only be at such levels as are commercially reasonable for a tenant improvement construction site), electricity, water, or freight elevator or loading dock usage in connection with the construction of the Lessee Improvements or for Lessor's construction management or general overhead costs in connection with the design and construction of the Lessee Improvements, and (ii) the Contractor and all of its subcontractors shall not be charged for parking in the Project parking facility in connection with construction of the Lessee Improvements prior to the Commencement Date. None of Lessee's Agents shall be entitled to
(1) display identification or other signage at the Project, (2) use passenger elevators at the Project, (3) access the main Building lobby (unless otherwise approved in advance by Lessor) and shall only access the Premises through means reasonably designated by Lessor (provided that notwithstanding any access by fire stairwells adjacent to the Premises, such fire stairwells shall at all times be kept unobstructed and in compliance with applicable laws), or (4) park anywhere except in such areas of the Project parking facilities as are designated by Lessor. Notwithstanding anything to the contrary contained herein, Lessor shall be liable for increased costs of performance of the Lessee Improvements which may result form the presence of any currently existing Hazardous Materials within the Building.

                                   EXHIBIT "D"

                             RULES AND REGULATIONS

     1. No sign, placard, picture, advertisement, name or notice shall be inscribed, displayed or printed or affixed on or to any part of the outside or inside of the Building without prior written consent of Lessor. Lessor shall have the right to remove any such sign, placard, picture, advertisement, name or notice without notice to and at the expense of Lessee. All approved signs or lettering on doors shall be printed, painted, affixed or inscribed at the expense of Lessee by a person approved of by Lessor. Lessee shall not place anything or allow anything to be places near the glass of any exterior window, door, partition or wall which may appear unsightly from outside the Premises. Lessee shall not, without prior written consent of Lessor cover or otherwise sunscreen any window.

     2. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Lessee or used by Lessee for any purpose other than for ingress or egress from its Premises.

     3. Lessor will furnish Lessee, free of charge, with two keys to each door lock in the Premises. Lessor may make a reasonable charge for any additional keys. Lessee shall return all keys issued for the Premises. Lessee shall pay to Lessor the costs of re-keying the Premises if all keys are not returned. Without Lessor's prior approval and otherwise complying with the provisions of this Lease governing the making of Alterations, Lessee shall not alter any lock or install any new or additional locks or any bolts on any doors or windows of the Premises.

     4. The Common Area toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Lessee who, or whose agents, officers, employees, contractors, servants, invitees or guests shall have caused it.

     5. Lessee shall not overload the floor of the Premises or in any way deface the Premises or any part thereof. Lessor shall have the right to prescribe the weight, size and position of all safes and other heavy equipment brought into the Building and also the time and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Lessor, stand on supports of such thickness as is necessary to properly distribute the weight. Lessor will not be responsible for loss of or damage to any such safe or property from any cause and all damage done to the Building by moving or maintaining any such safe or other property shall be repaired at the expense of Lessee.

     6. No furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Lessor and all moving of the same into or out of the Building shall be done at such time and in such manner as Lessor shall designate. Unless otherwise agreed to in writing by Lessor, any such movement of furniture, freight, or equipment shall be made during non-business hours for the Building.

     7. Lessee shall have the right to use the loading facilities provided at the Building, if any, in common with the other tenants. All Lessee deliveries of bulk items shall be through the Building loading facilities, if any. Freight elevator(s) will be available for use by all tenants in the Building, subject to such reasonable scheduling as Lessor, in its discretion, deems appropriate. Lessor shall have the right at its sole discretion to prohibit Lessee's delivery through the main lobbies.

     8. Lessee shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Lessor or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any animals or birds be in or kept in or about the Premises or Building (other than "seeing-eye" dogs or other animals providing assistance to disabled persons).

     9. The Premises will not be used for lodging, storage of merchandise, washing clothes, or manufacturing of any kind, nor shall the Premises be used for any improper, immoral or objectionable purpose. No cooking will be done or permitted on the Premises without Lessor's consent, except the use by Lessee of Underwriters Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted, and the use of a microwave oven for employees use will be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

     10. Lessee shall not use or keep in the Premises or the Building any kerosene, gasoline or inflammable or combustible fluid or material, or any method of heating or air conditioning other than supplied by Lessor.

     11. Lessor shall approve in writing the method of attachment of any objects affixed to walls, ceilings or doors. Lessor will direct electricians as to where and how telephone and telegraph wires are to be introduced. No boring or cutting for the wires will be allowed without the consent of Lessor. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Lessor. Lessee shall not install any wiring above the ceiling tiles that does not comply with the fire codes. Any such wiring shall be removed immediately at the expense of Lessee. Lessee will not affix any floor covering to the floor of the Premises in any manner except as approved by Lessor.

     12. All cleaning and janitorial services for the Building and the premises will be provided exclusively through Lessor, and except with the written consent of Lessor, no person or persons other than those approved by Lessor will be employed by Lessee or permitted to enter the Building for the purpose of cleaning the same.

     13. Lessee will store all its trash and garbage within its Premises or in other facilities provided by Lessor. Lessee will not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal is to be made in accordance with directions issued from time to time by Lessor.

     14. On Saturdays, Sundays and legal holidays, and on other days between the hours of 6:00 p.m. and 7:00 a.m. the following day, access to the Building, or to the halls, corridors, elevators or stairways in the Building, or to the Premises may be refused unless the person seeking access is known to the person or employee of the Building in charge and has a pass or is properly identified. Lessor shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, not, public excitement or other commotion, Lessor reserves the right to prevent access to the Building during the continuance of the same by closing the doors or otherwise, for the safety of the tenants and protection of the Building and of property in the Building.

     15. Lessee will not waste electricity, water or air conditioning and agrees to cooperate fully with Lessor to assure the most effective operation of the Building's heating and air conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Lessee has actual notice, and will refrain from attempting to adjust controls. Lessee will keep corridor doors closed, and shall keep all window coverings pulled down.

     16. Lessor reserves the right to exclude or expel from the Building any person who, in the judgment of Lessor, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Building.

     17. No vending machine or machines of any description shall be installed, maintained or operated upon the Premises without the written consent of Lessor.

     18. Lessor shall have the right, exercisable without notice and without liability to Lessee to change the name and street address of the Building or the Project.

     19. Lessee shall not disturb, solicit or canvass any occupant of the Building or Project and shall cooperate to prevent the same.

     20. Lessor shall have the right to control and operate the public portions of the Building and the public facilities, and heating and air conditioning, as well as facilities furnished for the common use of the tenants, in such manner as it deems best for the benefit of the tenants generally.

     21. All entrance doors in the Premises shall be left locked when the Premises are not in use and all doors opening to public corridors shall be kept closed except for normal ingress or egress from the Premises.

     22. Without the written consent of Lessor, Lessee shall not use the name of the Building or Project in connection with or in promoting or advertising the business of Lessee except at Lessee's address.

     23. Lessee shall place pads under all desk chairs, or have carpet coasters to protect carpeting.

     24. The current "Building Hours" are between 7:00 a.m. to 6:00 p.m. on weekdays, Monday through Friday, except generally recognized Building holidays.

     25. Lessee will not install any radio or television antenna, loudspeaker, satellite dishes or other devices on the roof(s) or exterior walls of the Building or the Project. Lessee will not interfere with radio or television broadcasting or reception from or in the Project or elsewhere. If Lessee desires telegraphic, telephonic, burglar alarm, satellite dishes, antennae or similar services, it will first obtain Lessor's approval, and comply with, Lessor's reasonable rules and requirements applicable to such services, which may include (without limitation) separate licensing by, and fees paid to, Lessor.

     26. Lessee agrees to comply with all safety, fire protection and evacuation procedures and regulations established by Lessor or any governmental agency.

     27. Lessee assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

     28. Lessor may prohibit smoking in the Building and/or any other portion of the Project and may require Lessee and any of its employees, agents, clients, customers, invitees and guests who desire to smoke, to smoke within designated smoking areas within the project, if any such smoking areas are provided.

     29. Lessee's requirements will be attended to by Lessor only upon appropriate application to Lessor's management office for the Project by an authorized individual of Lessee. Employees of Lessor will not perform any work or do anything outside of their regular duties unless under special instructions from Lessor, and no employee of Lessor will admit any person (Lessee or otherwise) to any office without specific instructions from Lessor.

     30. In the event of any conflict between these Rules and Regulations and the Lease of which they are a part, the other provisions of the Lease shall prevail. Lessor may waive any one or more of these Rules and Regulations for the benefit of Lessee or any other tenant, but no such waiver by Lessor will be construed as a waiver of such Rules and Regulations in favor of Lessee or any other tenant, nor prevent Lessor from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Project.